As filed with the Securities and Exchange Commission on August 25, 2006
Registration No. 333-135608

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Hartford Financial Services Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	6411	13-3317783
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Hartford Plaza
Hartford, Connecticut 06115
(860) 547-5000
(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

Neal S. Wolin, Esq.
Executive Vice President and General Counsel
The Hartford Financial Services Group, Inc.
Hartford Plaza
Hartford, Connecticut 06115
(860) 547-5000
(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

With a copy to:

Alan H. Paley, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Richard J. Sandler Ethan T. James Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate	Amount of
securities to be registered	registered	per unit(1)	offering price	Registration Fee(2)

Senior Notes due 20	$650,000,000	100%	$650,000,000	$69,550

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2)	A filing fee of $69,550 was previously paid in connection with the original Form S-4 associated with this amendment and therefore no additional fee is required.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus and consent solicitation statement is not complete and may be changed. We may not complete the exchange offers or issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus and consent solicitation statement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 25, 2006
PROSPECTUS AND CONSENT SOLICITATION STATEMENT
THE HARTFORD FINANCIAL SERVICES GROUP, INC.
Offers to Exchange Notes Issued by Hartford Life, Inc.
and
Solicitation of Consents to Amend the Related Indenture

Outstanding Principal Amount	Description of HLI Notes	CUSIP No.

$250,000,000	7.65% Hartford Life, Inc. Debentures due 2027	416592AC7
$400,000,000	7.375% Hartford Life, Inc. Senior Notes due 2031	416592AE3
__________________
The exchange offers will expire at 5:00 p.m., New York City time, on   , 2006, unless extended by us (such date and time, as they may be extended, the “expiration date”). In order to be eligible to receive the early consent payment, holders of the HLI notes must tender their HLI notes on or prior to 5:00 p.m., New York City time, on   , 2006, unless extended by us (such date and time, as they may be extended, the “early consent date”).
The Exchange Offers
    We are offering to holders of Hartford Life, Inc.’s (“HLI”) outstanding 7.65% Debentures due 2027 and 7.375% Senior Notes due 2031, which we refer to together as the “HLI notes,” an opportunity to exchange, for each $1,000 principal amount of HLI notes, $1,000 principal amount of our new Senior Notes due 20 , or the “HFSG notes”, and cash that, together with the “equivalent issue price” (as defined in this prospectus and consent solicitation statement) of the HFSG notes, equals the “total exchange price” (as defined in this prospectus and consent solicitation statement) for the series of HLI notes tendered. The total exchange price for each series of HLI notes is based on a fixed spread pricing formula described in this prospectus and consent solicitation statement. The total exchange price for each series of HLI notes includes an early consent payment of $  , which will be paid only to holders who validly tender their HLI notes on or prior to the early consent date and do not validly withdraw their tenders. Holders who validly tender their HLI notes after the early consent date will receive, for each $1,000 principal amount of HLI notes tendered, the total exchange price for that series of HLI notes, which does not include the early consent payment.
    The exchange offers are subject to certain conditions, including the condition that at least a majority in aggregate principal amount of the HLI notes of each series are validly tendered and not withdrawn and the concurrent completion of the other exchange offer. See “Exchange Offers — Conditions to the Exchange Offers and Consent Solicitations.” Accordingly, upon consummation of the exchange offers, there will be a minimum of $325,000,000 in aggregate principal amount of the HFSG notes outstanding.
Determination of the Total Exchange Price
    The total exchange price for each series of the HLI notes will equal (a) the discounted value (excluding accrued interest), determined in accordance with the formula set forth in Annex A to this prospectus and consent solicitation statement, of the remaining payments of principal and interest per $1,000 principal amount of such series of HLI notes through their maturity date, using a discount rate equal to the sum of (i) the bid-side yield to maturity on the         % U.S. Treasury Security due 20 (determined as of the “price determination time,” as defined in this prospectus and consent solicitation statement), which we refer to as the “treasury yield”, plus (ii) the fixed spread listed below minus (b) in the case of HLI notes tendered after the early consent date, $     . The total exchange price for each series of HLI notes will be rounded to the nearest cent per $1,000 principal amount of such HLI notes.

				Reference
	Outstanding			U.S. Treasury	Fixed Spread
Security	Principal Amount	Maturity Date	Bloomberg Page	Security	(in basis points)

7.65% HLI Debentures due 2027	$250,000,000	June 15, 2027
7.375% HLI Senior Notes due 2031	$400,000,000	March 1, 2031
      In addition, holders whose HLI notes are accepted for exchange will receive a cash payment representing accrued and unpaid interest to, but not including, the settlement date.
Determination of the Interest Rate on the HFSG Notes
    The interest rate on the HFSG notes will equal (a) the treasury yield plus (b)  % ( basis points) or, if the rate so determined is not an integral increment of 0.05% or 0.125%, the interest rate on the HFSG notes will be rounded down to the nearest increment of 0.05% or 0.125%, as the case may be.
Determination of the Equivalent Issue Price of the HFSG Notes
    The equivalent issue price of the HFSG notes will equal the discounted value of the payments of principal and interest on $1,000 principal amount of the HFSG notes through their maturity date, using a discount rate equal to the sum of (a) the treasury yield, plus (b)  % ( basis points). The equivalent issue price of the HFSG notes will be rounded to the nearest cent per $1,000 principal amount of HFSG notes.
The Amount of Cash Payment
    The cash payment for each $1,000 principal amount of each series of HLI notes will be equal to (a) the total exchange price for such HLI notes minus (b) the equivalent issue price of the HSFG notes to be issued in exchange for such HLI notes.
    HLI notes tendered before the early consent date may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on the early consent date but not thereafter. HLI notes tendered after the early consent date may not be withdrawn.
    As a holder of HLI notes, you may give your consent to the proposed amendment to the HLI indenture only by tendering your notes in the exchange offers. By so tendering, you will be deemed to consent to the amendment of the HLI indenture. We will not be required to complete the exchange offers if we do not receive valid consents sufficient to effect the amendment of the HLI indenture with respect to each series of HLI notes, but we retain the discretion to waive this and any other conditions to the exchange offers.
    If you would like to tender your HLI notes in the exchange offers, you may do so through DTC’s Automated Tender Offer Program (ATOP) or by following the instructions that appear later in this prospectus and consent solicitation statement and in the related Letter of Transmittal and Consent. If you tender through ATOP, you do not need to complete the Letter of Transmittal and Consent. If you hold your HLI notes through a broker or other nominee, only that broker or nominee can tender your HLI notes. In that case, you must instruct your broker or nominee if you want to tender your HLI notes.
    We will apply to list the HFSG notes to be issued in these exchange offers on the New York Stock Exchange.
    As you review this prospectus and consent solicitation statement, you should carefully consider the matters described in “Risk Factors” beginning on page 16.

      Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities, or determined if this prospectus and consent solicitation statement is truthful or complete. Any representation to the contrary is a criminal offense.
    None of The Hartford Financial Services Group, Inc., Hartford Life, Inc., the exchange and information agent, the trustee under The Hartford Financial Services Group, Inc. indenture, the trustee under the Hartford Life, Inc. indenture or the dealer managers makes any recommendation as to whether or not holders of Hartford Life, Inc. notes should exchange their securities in the exchange offers or consent to the proposed amendment to the Hartford Life, Inc. indenture.
The Dealer Managers for the Exchange Offers and Consent Solicitation are:
Coordinator

Credit Suisse	Citigroup	Deutsche Bank Securities
The date of this prospectus and consent solicitation statement is                      , 2006.

      This prospectus and consent solicitation statement incorporates important business and financial information about us that is not included in or delivered with this prospectus and consent solicitation statement. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to The Hartford Financial Services Group, Inc., Hartford Plaza, Hartford, Connecticut 06115, Attention: Richard G. Costello, Vice President and Corporate Secretary (Telephone: 860-547-5000).
      In order to obtain timely delivery of such materials, you must request documents from us no later than five business days prior to the early consent date.

i

ABOUT THIS PROSPECTUS AND CONSENT SOLICITATION STATEMENT
      This prospectus and consent solicitation statement is part of a registration statement on Form S-4 that we have filed with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”). We are submitting this prospectus and consent solicitation statement to holders of HLI notes so they can consider exchanging their HLI notes for HFSG notes. We may add, update or change information contained in this prospectus and consent solicitation statement through one or more supplements to this prospectus and consent solicitation statement. Any statement that we make in this prospectus and consent solicitation statement will be modified or superseded by any inconsistent statement we make in a prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus and consent solicitation statement. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See “Incorporation by Reference.” You should read both this prospectus and consent solicitation statement and any prospectus supplement together with the additional information described under the heading “Where You Can Find Additional Information.”
      No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and consent solicitation statement and, if given or made, such information or representations must not be relied upon as having been authorized by The Hartford Financial Services Group, Inc. or any dealer manager or any of their agents. Neither the delivery of this prospectus and consent solicitation statement nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of The Hartford Financial Services Group, Inc. since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. We are not making the exchange offers to, and we will not accept surrenders for exchange from, holders of HLI notes in any jurisdiction in which the exchange offers or the acceptance of the exchange offers would violate the securities or other laws of that jurisdiction.
      Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus and consent solicitation statement to “The Hartford,” “HFSG,” “we,” “us” and “our” or similar terms are to The Hartford Financial Services Group, Inc. and its subsidiaries and references in this prospectus and consent solicitation statement to “HLI” are to Hartford Life, Inc., our wholly-owned subsidiary.

FORWARD-LOOKING STATEMENTS
      Some of the statements contained in this prospectus and consent solicitation statement and the documents incorporated by reference herein are forward-looking statements. These forward-looking statements include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty which are, in many instances, beyond our control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on us will be those anticipated by management. Actual results could differ materially from those we expect, depending on the outcome of various factors, including, but not limited to, those set forth in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 (as updated from time to time). These factors include:

•	the difficulty in predicting our potential exposure for asbestos and environmental claims;

•	the possible occurrence of terrorist attacks;

•	the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect us against losses;

•	changes in the stock markets, interest rates or other financial markets, including the potential effect on our statutory capital levels;

•	the inability to effectively mitigate the impact of equity market volatility on our financial position and results of operations arising from obligations under annuity product guarantees;

•	our potential exposure arising out of regulatory proceedings or private claims relating to incentive compensation or payments made to brokers or other producers and alleged anti-competitive conduct;

•	the uncertain effect on us of regulatory and market-driven changes in practices relating to the payment of incentive compensation to brokers and other producers, including changes that have been announced and those which may occur in the future;

•	the possibility of more unfavorable loss development;

•	the incidence and severity of catastrophes, both natural and man-made;

•	stronger than anticipated competitive activity;

•	unfavorable judicial or legislative developments;

•	the potential effect of domestic and foreign regulatory developments, including those which could increase our business costs and required capital levels;

•	the possibility of general economic and business conditions that are less favorable than anticipated;

•	our ability to distribute products through distribution channels, both current and future;

•	the uncertain effects of emerging claim and coverage issues;

•	a downgrade in our financial strength or credit ratings;

•	the ability of our subsidiaries to pay dividends to us;

•	our ability to adequately price our property and casualty policies;

•	our ability to recover our systems and information in the event of a disaster or other unanticipated event; and

•	other factors described in such forward-looking statements.
      We undertake no obligation to update our forward-looking statements for any reason, whether as a result of new information, future events or otherwise.
      You should review carefully the sections captioned “Risk Factors” in this prospectus and consent solicitation statement and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 (as updated from time to time) for a more complete discussion of the risks and uncertainties of an investment in the HFSG notes.

PROSPECTUS AND CONSENT SOLICITATION SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus and consent solicitation statement and does not contain all the information that may be important to you in making a decision whether to participate in the exchange offers. For a more complete understanding of the exchange offers, our company, and the HFSG notes, we encourage you to read this entire prospectus and consent solicitation statement carefully, including the financial data and related notes and the documents incorporated by reference in this prospectus and consent solicitation statement, before making a decision to participate in the exchange offers.
THE HARTFORD FINANCIAL SERVICES GROUP, INC.
      The Hartford is a diversified insurance and financial services holding company. We are among the largest providers of investment products, individual life, group life and disability insurance products, and property and casualty insurance products in the United States. Hartford Fire Insurance Company, founded in 1810, is the oldest of our subsidiaries. Our companies write insurance and reinsurance in the United States and internationally. At June 30, 2006, our total assets were $294.9 billion and our total stockholders’ equity was $15.4 billion.
      We were formed in December 1985 as a wholly-owned subsidiary of ITT Corporation. On December 19, 1995, all our outstanding shares were distributed to ITT Corporation’s stockholders and we became an independent company. On May 2, 1997, we changed our name from ITT Hartford Group, Inc. to our current name, The Hartford Financial Services Group, Inc.
      As a holding company that is separate and distinct from our insurance subsidiaries, we have no significant business operations of our own. Therefore, we rely on dividends from our insurance company and other subsidiaries as the principal source of cash flow to meet our obligations. These obligations include payments on our debt securities and the payment of dividends on our capital stock. The Connecticut insurance holding company laws limit the payment of dividends by Connecticut-domiciled insurers. In addition, these laws require notice to and approval by the state insurance commissioner for the declaration or payment by those subsidiaries of any dividend if the dividend and other dividends or distributions made within the preceding twelve months exceeds the greater of:

•	10% of the insurer’s policyholder surplus as of December 31 of the preceding year, and

•	net income (or net gain from operations if the subsidiary is a life insurance company), for the previous calendar year, in each case determined under statutory insurance accounting principles.
      In addition, if any dividend of a Connecticut-domiciled insurer exceeds the insurer’s earned surplus, it requires the prior approval of the Connecticut Insurance Commissioner.
      The insurance holding company laws of the other jurisdictions in which our insurance subsidiaries are incorporated, or deemed commercially domiciled, generally contain similar, and in some instances more restrictive, limitations on the payment of dividends. Our insurance subsidiaries are permitted in 2006 to pay up to a maximum of approximately $1.9 billion in dividends in the aggregate to The Hartford and HLI without prior approval from the applicable insurance commissioner. Through August 23, 2006, The Hartford Financial Services Group, Inc. and Hartford Life, Inc. received a combined total of $583 million in dividends from their insurance subsidiaries.

      Our rights to participate in any distribution of assets of any of our subsidiaries, for example, upon their liquidation or reorganization, and the ability of holders of the HFSG notes to benefit indirectly from a distribution, are subject to the prior claims of creditors of the applicable subsidiary, except to the extent that we may be a creditor of that subsidiary. Claims on these subsidiaries by persons other than us include, as of June 30, 2006, claims by policyholders for benefits payable amounting to $103.0 billion, claims by separate account holders of $156.5 billion, and other liabilities including claims of trade creditors, claims from guaranty associations and claims from holders of debt obligations amounting to $16.1 billion.
      Our principal executive offices are located at Hartford Plaza, Hartford, Connecticut 06115, and our telephone number is (860) 547-5000.

Summary of the Exchange Offers

Securities Offered	Up to $650 million aggregate principal amount of % Senior Notes due 20 of The Hartford (the “HFSG notes”).

The Exchange Offers	We are offering to holders of HLI notes the opportunity to exchange, for each $1,000 principal amount of HLI notes, $1,000 principal amount of the HFSG notes and cash that, together with the “equivalent issue price” (as defined in this prospectus and consent solicitation statement) of the HFSG notes, equals the “total exchange price” (as defined in this prospectus and consent solicitation statement) for the series of HLI notes tendered. The total exchange price for each series of HLI notes is based on a fixed spread pricing formula described in this prospectus and consent solicitation statement. The total exchange price for each series of HLI notes includes an early consent payment of $ , which will be paid only to holders who validly tender their HLI notes on or prior to the early consent date and do not validly withdraw their tenders. Holders who validly tender their HLI notes after the early consent date will receive, for each $1,000 principal amount of HLI notes tendered, the total exchange price for that series of HLI notes which does not include the early consent payment.

In addition, you will be paid in cash for any accrued and unpaid interest on HLI notes we accept for exchange.

Upon consummation of the exchange offers, there will be a minimum of $325,000,000 in aggregate principal amount of the HFSG notes outstanding.

The HFSG notes will have different interest payment dates and a different maturity date as compared to the HLI notes being exchanged. The other terms of the HFSG notes will be substantially similar to the HLI notes before giving effect to the proposed amendment to the HLI indenture. For a description of the differences between the HLI notes and the HFSG notes, see “Description of Differences between the HLI Notes and the HFSG Notes.”

Holders of HLI notes must tender the HLI notes in integral multiples of $1,000. HFSG notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Determination of the Total Exchange Price	The total exchange price for each series of the HLI notes will equal (a) the discounted value (excluding accrued interest), determined in accordance with the formula set forth in Annex A to this prospectus and consent solicitation statement, of the remaining payments of principal and interest per $1,000 principal amount of such series of HLI notes through their maturity date, using a discount rate equal to the sum of (i) the bid-side yield to maturity on the % U.S. Treasury Security due (determined as of the “price determination time”(as defined in this prospectus and consent solicitation statement)), which we refer to as the “treasury yield”, plus (ii) the fixed spread listed on the cover page of this prospectus and consent solicitation statement, minus (b) in the case of HLI notes tendered after the early consent date, $ . The total exchange price for each series of HLI notes will be rounded to the nearest cent per $1,000 principal amount of such HLI notes.

The treasury yield will be based on the bid-side yield, as indicated on the Bloomberg screen page (or any recognized quotation source selected by the dealer managers in their sole discretion if the applicable Bloomberg screen page is not available or is manifestly erroneous) at 2:00 p.m., New York City time, on the second business day prior to the expiration date, which we refer to as the “price determination time.” Holders tendering prior to the price determination time will not know at the time of tender the amount of the total exchange price.

Determination of the Interest Rate on the HFSG Notes	The interest rate on the HFSG notes will equal (a) the treasury yield, plus (b) % ( basis points) or, if the rate so determined is not an integral increment of 0.05% or 0.125%, the interest rate on the HFSG notes will be rounded down to the nearest increment of 0.05% or 0.125%, as the case may be.

Determination of the Equivalent Issue Price of the HFSG Notes	The equivalent issue price of the HFSG notes will equal the discounted value of the payments of principal and interest on $1,000 principal amount of the HFSG notes through their maturity date using a discount rate equal to the sum of (a) the treasury yield, plus (b) % ( basis points). The equivalent issue price of the HFSG notes will be rounded to the nearest cent per $1,000 principal amount of HFSG notes.

Cash Payment	The cash payment for each $1,000 principal amount of each series of HLI notes will be equal to (a) the total exchange price for such series of HLI notes minus (b) the equivalent issue price of the HFSG notes to be issued in exchange for such HLI notes.

Illustrative Example	For an illustrative example, please refer to “The Exchange Offers — Determination of the Total Exchange Price — Illustrative Example” below and “Annex B — Hypothetical Pricing Examples” to this prospectus and consent solicitation statement.

Consent Solicitations; Early Consent Payments	We are soliciting consents from the holders of each series of the HLI notes to amend, with respect to each such series, the HLI indenture pursuant to which each series of the HLI notes was issued to make the covenant under the HLI indenture that requires the Company to file reports with the SEC or otherwise provide reports to holders of HLI notes (the “reporting covenant”) no longer applicable with respect to the HLI notes. As a holder of HLI notes, you may give your consent to the proposed amendment to the HLI indenture only by tendering your HLI notes in the exchange offers. By so tendering, you will be deemed to have given consent to the proposed amendment.

We must receive consents from holders of at least a majority in aggregate principal amount outstanding of each series of HLI notes to amend the HLI indenture with respect to such series as described in this prospectus and consent solicitation statement.

Our obligation to complete the exchange offers and to pay the total exchange price, including the early consent payment, is conditioned on, among other things, receipt of valid consents sufficient to effect the proposed amendment to the HLI indenture, although we may waive this or any other condition to the exchange offers.

Expiration of the Exchange Offers	Each of the exchange offers will expire at 5:00 p.m., New York City time, on , 2006, unless we decide to extend it. We refer to this date and time, as it may be extended as provided in this prospectus and consent solicitation statement, as the “expiration date.”

Withdrawal Rights	You may withdraw tendered HLI notes prior to the early consent date described above and revoke consents with respect thereto at any time prior to the early consent date, but not thereafter. A valid withdrawal of tendered HLI notes will also constitute the revocation of the related consent to the proposed amendment to the HLI indenture. You may only revoke your consent by validly withdrawing the tendered HLI notes prior to the early consent date. You may not withdraw tendered HLI notes or revoke consents with respect thereto after the early consent date, even if we extend the expiration of the exchange offers. If for any reason tendered notes are not accepted for exchange, they will be returned promptly after the expiration or termination of the exchange offers.

Conditions to the Exchange Offers	The exchange offers are subject to certain conditions that we may assert or waive. See “The Exchange Offers — Conditions to the Exchange Offers.” The conditions include, among other things, the condition that we receive valid and unrevoked tenders of at least a majority of the aggregate principal amount outstanding of each series of the HLI notes and the concurrent consummation of the other exchange offer. If any of these conditions are not satisfied, we have no obligation to complete the exchange offers. There is no guarantee that these conditions will be satisfied, and we have the option to waive these and certain other conditions. For additional information about the conditions to our obligation to complete the exchange offers, see “The Exchange Offers — Conditions to the Exchange Offers and Consent Solicitations.”

Certain Material United States Federal Income Tax Consequences	A United States holder that exchanges HLI notes for the HFSG notes and cash in the exchange offers will generally recognize gain or loss for United States federal income tax purposes. The amount of such gain or loss generally will equal the difference, if any, between (1) the sum of the issue price of the HFSG notes received and any cash received in exchange for the HLI notes and (2) your tax basis in the HLI notes exchanged. The issue price of the HFSG notes received in exchange for the HLI notes should be the fair market value of the HFSG notes on the date of the exchange.

We intend to treat the early consent payment as an additional amount received by an exchanging holder for the HLI notes. If, however, the early consent payment were not treated as additional consideration received by the United States holder in the exchange, it might be considered a separate fee that could be taxable as ordinary income. For a more complete discussion of certain material United States federal income tax consequences of participating in the exchange offers and the ownership and disposition of HFSG notes received pursuant to the exchange offers (including a discussion of United States federal income tax consequences to non-United States holders), see “Certain Material United States Federal Income Tax Consequences.”

The Proposed Amendment	If adopted, the proposed amendment to the HLI indenture would render inapplicable with respect to the HLI notes HLI’s obligation to file periodic reports under the Securities Exchange Act of 1934 or otherwise provide information to the trustee or the holders of the HLI notes. However, the effectiveness of this amendment with respect to a particular series of HLI notes will be subject to the consummation of the exchange offer with respect to that series, and the condition that at least a majority in aggregate principal amount of the HLI notes of each series are validly tendered and not withdrawn and the concurrent completion of the other exchange offer.

Exchange Agent	.

Information Agent	.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offers and consent solicitation and your HLI notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, then only that custodial entity can tender your HLI notes. In that case, you must instruct the custodial entity to tender your HLI notes on your behalf pursuant to the procedures of the custodial entity.

Custodial entities that are DTC participants must tender HLI notes through the Automated Tender Offer Program, known as ATOP, maintained by DTC.

A Letter of Transmittal and Consent need not accompany tenders effected through ATOP.

The delivery of an agent’s message through ATOP will constitute the giving of consent to the proposed amendment with respect to the HLI notes so tendered, and the agreement by the custodial entity and the beneficial holder to be bound by the Letter of Transmittal and Consent.

Consequences of Not Tendering Your HLI Notes	Any of the HLI notes that are not tendered to us or are not accepted for exchange will remain outstanding and will continue to accrue interest in accordance with, and will otherwise be entitled to all the rights and privileges under, the indenture pursuant to which they were issued. However, if the exchange offers are consummated and the proposed amendment to the HLI indenture is effected, the amendment will apply to all HLI notes not exchanged in the exchange offers, and those notes will no longer have the benefit of the protection of the reporting covenant made inapplicable by the amendment. Also, the trading market for each series of HLI notes not exchanged in the exchange offers may be more limited than it is at present and could for all practical purposes cease to exist, which could adversely affect the liquidity, market price and price volatility of the HLI notes of that series.

Dissenters Rights	None.

Key Dates and Times	All times referred to in this prospectus and consent solicitation statement are New York City Time and all dates assume that we do not extend the exchange offers:

5:00 p.m., on	Early consent date
2:00 p.m., on	Price determination time
5:00 p.m., on	Expiration date
Settlement date

Summary Description of the HFSG Notes

Issuer	The Hartford Financial Services Group, Inc.

Securities Offered	Up to $650 million of HFSG Senior Notes due 20 . There will be a minimum of $325 million in aggregate principal amount of HFSG notes outstanding upon consummation of the exchange offers.

Maturity	, 20 .

Interest	The interest rate on the HFSG notes will equal (a) the treasury yield, plus (b) % ( basis points) or, if the rate so determined is not an integral increment of 0.05% or 0.125%, the interest rate on the HFSG notes will be rounded down to the nearest increment of 0.05% or 0.125%, as the case may be.

We will pay interest semi-annually in arrears on and of each year, commencing on , 2006, to the record holders on the preceding or . Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest will accrue from the settlement date under the exchange offers.

Minimum Denominations	The HFSG notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Ranking	The HFSG notes will be our unsecured senior indebtedness and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Optional Redemption	We may redeem the HFSG notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of

• 100% of the principal amount of the HFSG notes to be redeemed; or

• the sum of the present values of the remaining scheduled payments of principal and interest on the HFSG notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus basis points plus accrued and unpaid interest to, but excluding, the date fixed for redemption.

Certain Covenants	The indenture governing the HFSG notes contains certain covenants that, among other things, (i) limit our ability to consolidate with or merge with or into any other person or convey, transfer or lease our assets substantially as an entity to any person; and (ii) limit our ability and the ability of our restricted subsidiaries to create, incur, assume or permit to exist any lien, except liens incurred, assumed or existing prior to the date of the indenture governing the HFSG notes.

Risk Factors	You should consider carefully all of the information set forth in this prospectus and consent solicitation and the documents incorporated by reference herein and, in particular, you should evaluate the specific factors set forth in the section of this prospectus and consent solicitation statement entitled “Risk Factors” and the section entitled “Risk Factors” in our quarterly report on Form 10-Q for the quarterly period ended June 30, 2006, as updated from time to time.

Listing	We intend to apply to list the HFSG notes on the New York Stock Exchange.

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION
Selected Consolidated Financial Information for HFSG
      The selected income statement data and the selected balance sheet data for each of the years presented below were derived from our audited consolidated financial statements which have been examined and reported upon by Deloitte & Touche LLP, our independent registered public accounting firm. The selected income statement data and the selected balance sheet data at and for the six months ended June 30, 2006 and 2005 were derived from our unaudited consolidated financial statements which have been reviewed by Deloitte & Touche LLP and include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and results of operations as of that date and for that period.
      The table below reflects our consolidated financial position and results of operations. You should read the following in conjunction with our consolidated financial statements and the related notes that are incorporated in this prospectus and consent solicitation statement by reference.

	Six Months Ended
			Year Ended December 31,
	June 30,	June 30,
	2006	2005	2005	2004	2003	2002	2001

	(In millions, except for combined ratios)
Income Statement Data
Total Revenues	$11,514	$12,066	$27,083	$22,708	$18,719	$16,410	$15,980

Income (loss) before cumulative effect of accounting changes(1)	$1,204	$1,268	$2,274	$2,138	$(91)	$1,000	$541

Net income (loss)(1)(2)	$1,204	$1,268	$2,274	$2,115	$(91)	$1,000	$507

Balance Sheet Data
Total Assets	$294,938	$268,382	$285,557	$259,735	$225,850	$181,972	$181,950

Long-term debt	$3,380	$4,061	$4,048	$4,308	$4,610	$4,061	$3,374

Total stockholders’ equity	$15,383	$15,590	$15,325	$14,238	$11,639	$10,734	$9,013

Other Data
Mutual fund assets(3)	$36,961	$29,411	$32,705	$28,068	$22,462	$15,321	$16,809

Operating Data Combined Ratios
Ongoing Property & Casualty Operations(4)	89.0	87.8	93.2	95.3	96.5	99.1	108.3

(1)	2004 includes a $216 million tax benefit related to agreement with the IRS on the resolution of matters pertaining to tax years prior to 2004. 2003 includes an after-tax charge of $1.7 billion related to our 2003 asbestos reserve addition, $40 million of after-tax expense related to the settlement of a certain litigation dispute, $30 million of tax benefit in our Life operations primarily related to the favorable treatment of certain tax items arising during the 1996-2002 tax years, and $27 million of after-tax severance charges in our Property & Casualty operations. 2002 includes $76 million tax benefit in our Life operations, $11 million after-tax expense in our Life operations related to a certain litigation dispute and an $8 million after-tax benefit in our Life operations’ September 11 exposure. 2001 includes $440 million of after-tax losses related to September 11 and a $130 million tax benefit in our Life operations.

(2)	2004 includes a $23 million after-tax charge related to the cumulative effect of accounting change for our adoption of Statement of Position 03-1, “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts.” 2001 includes a $34 million after-tax charge related to the cumulative effect of accounting changes for our adoption of Statement of Financial Accounting Standards No 133, “Accounting for Derivative Instruments and Hedging Activities” and Emerging Issues Task Force Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.”

(3)	Mutual funds sponsored by HFSG are owned by the shareholders of those funds and not by us. As a result, they are not reflected in total assets on our balance sheet.

(4)	2001 includes the impact of September 11. Before the impact of September 11, the 2001 combined ratio was 101.7.

Selected Consolidated Financial Information for HLI
      The selected income statement data and the selected balance sheet data for each of the years presented below were derived from HLI’s audited consolidated financial statements which have been examined and reported upon by Deloitte & Touche LLP, HLI’s independent registered public accounting firm. The selected income statement data and the selected balance sheet data at and for the six months ended June 30, 2006 and 2005 were derived from HLI’s unaudited consolidated financial statements which have been reviewed by Deloitte & Touche LLP and include all adjustments, consisting of normal recurring accruals, which HLI considers necessary for a fair presentation of HLI’s financial position and results of operations as of that date and for that period.
      The table below reflects HLI’s consolidated financial position and results of operations.

	Six Months Ended
			Year Ended December 31,
	June 30,	June 30,
	2006	2005	2005	2004	2003	2002	2001

	(In millions)
Income Statement Data
Revenues	$5,393	$6,025	$15,023	$11,375	$8,044	$6,928	$7,382

Income before cumulative effect of accounting changes(1)	$630	$541	$1,152	$1,342	$769	$557	$711

Net income(1)(2)	$630	$541	$1,152	$1,319	$769	$557	$685

Balance Sheet Data
Total Assets	$253,879	$228,701	$243,762	$220,450	$187,589	$149,791	$151,606

Long-term debt	$648	$1,047	$1,048	$1,047	$1,297	$1,572	$1,497

Total stockholder’s equity	$9,174	$9,589	$9,359	$9,172	$7,059	$5,688	$4,610

Other Data
Mutual fund assets(3)	$36,961	$29,411	$32,705	$28,068	$22,462	$15,321	$16,809

(1)	2004 includes a $190 million tax benefit related to an agreement with the IRS on the resolution of matters pertaining to tax years prior to 2004. 2003 includes $40 million of after-tax expense related to the settlement of a certain litigation dispute and $30 million of tax benefit in HLI’s operations primarily related to the favorable treatment of certain tax items arising during the 1996-2002 tax years. 2002 includes a $76 million tax benefit in HLI’s operations, an $11 million after-tax expense in HLI’s operations related to a certain litigation dispute and an $8 million after-tax benefit to HLI’s September 11 exposure. 2001 includes a $20 million after-tax loss related to September 11 and a $130 million tax benefit in HLI’s operations.

(2)	2004 includes a $23 million after-tax charge related to the cumulative effect of accounting changes for HLI’s adoption of Statement on Position 03-1, “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts.” 2001 includes a $26 million after-tax charge related to the cumulative effect of accounting charges for HLI’s adoption of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.”

(3)	Mutual funds sponsored by HFSG are owned by the shareholders of those funds and not by HLI. As a result, they are not fully reflected in total assets on the HLI balance sheet.

RISK FACTORS
      Before agreeing to accept the HFSG notes in exchange for the HLI notes you currently hold, you should carefully consider the risks described below, and in our Quarterly Reports on Form 10-Q under the caption “Risk Factors,” in addition to the other information presented in or incorporated by reference into this prospectus and consent solicitation statement.
Risk Factors Relating to the Exchange Offers
The trading market for each series of HLI notes not exchanged in the exchange offers may become more limited than it is at present and could for all practical purposes cease to exist, which could adversely affect the liquidity, market price and price volatility of the HLI notes of that series.
      We are offering to exchange the HFSG notes for any and all of the HLI notes of each series outstanding. It is a condition of the offers that we receive valid tenders, which are not withdrawn, of at least a majority in aggregate principal amount of the HLI notes of each series. Consequently, the principal amount of each series of HLI notes will, upon consummation of the exchange offers, be reduced by more than 50%. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and have less trading liquidity than would a comparable debt security with a larger float. Therefore, the market price for the HLI notes that are not tendered and accepted for exchange pursuant to the exchange offers may be affected adversely to the extent that the principal amount of the HLI notes exchanged pursuant to the exchange offers reduces the float. A reduced float may also make the trading price of the HLI notes that are not exchanged in the exchange offers more volatile.
If we receive consents sufficient to amend the HLI indenture as proposed, any of the HLI notes that are not exchanged will remain outstanding under the HLI indenture, and the reporting covenant under the HLI indenture will become inapplicable with respect to the HLI notes, which could adversely affect investors’ ability to obtain information about HLI and could adversely affect the liquidity, market price and price volatility of the HLI notes.
      In connection with the exchange offers, we are soliciting consents from the holders of each series of the HLI notes to amend the HLI indenture pursuant to which each series of the HLI notes was issued to make inapplicable the reporting covenant under the HLI indenture. The reporting covenant requires HLI to file reports under the Securities Exchange Act of 1934 or otherwise provide information to the trustee or the holders of the HLI notes.
      HLI intends, to the extent permitted by applicable law, to deregister all of its outstanding debt securities under the Securities Exchange Act of 1934, as amended, upon completion of the exchange offers. Upon such deregistration, HLI will no longer have an obligation with respect to the HLI notes to file reports with the Securities and Exchange Commission. You and other investors may not be able to obtain timely information regarding HLI’s business, results and financial condition. As a result, investor interest in the HLI notes could be substantially reduced.
You may not know the interest rate on the HFSG notes and the applicable total exchange price at the time you tender your HLI notes.
      The interest rate on the HFSG notes and the applicable total exchange price you will receive in exchange for the HLI notes you tender will be determined based on the yield of the U.S. Treasury Security at the price determination time, which will be on the second business day prior to the expiration date. This rate will reflect general interest rate movements and other factors and cannot be predicted. An increase in the yield on the U.S. Treasury Security may adversely affect the interest rate and/or the applicable total exchange price.

If you do not follow the procedures, your exchange may not be valid.
      We will only issue HFSG notes in exchange for HLI notes that are timely and properly tendered. Therefore, you should allow sufficient time to ensure timely delivery of the HLI notes and you should carefully follow the instructions on how to tender your HLI notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the HLI notes.
Risk Factors Relating to the HFSG Notes
If an active trading market for the HFSG notes does not develop, you may not be able to resell your HFSG notes.
      There is currently no trading market for the HFSG notes and, although we intend to apply to list the HFSG notes on the New York Stock Exchange, we cannot assure you that the HFSG notes will be so listed. In addition, the liquidity of any trading market for the HFSG notes, and the market price quoted for the HFSG notes, may be adversely affected by changes in the overall market for these HFSG notes, by changes in interest rates and by changes in our financial performance or prospects or in the prospects of companies in our industry generally. We cannot predict the extent, if any, to which investors’ interest will lead to a liquid trading market.
The HFSG notes will be effectively subordinated to the debt and other obligations of our subsidiaries, which could impair our ability to make payments under the HFSG notes.
      We are a holding company and rely primarily on dividends and interest payments from our subsidiaries to meet our obligations for payment of interest and principal on outstanding debt obligations, dividends to shareholders and corporate expenses. As a result, our cash flows and ability to service our obligations, including the HFSG notes, are dependent upon the earnings of our subsidiaries, distributions of those earnings to us and other payments or distributions of funds by our subsidiaries to us.
      The ability of our insurance subsidiaries to pay dividends to us in the future will depend on their statutory surplus, on their earnings and on regulatory restrictions. In addition, our subsidiaries have no obligation to pay any amounts due on the HFSG notes. Furthermore, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the HFSG notes will be effectively subordinated to debt and preferred stock at the subsidiary level because, as the common shareholder of our subsidiaries, we will be subject to the prior claims of creditors of our subsidiaries. Consequently, the HFSG notes are effectively subordinated to all liabilities of any of our subsidiaries. Substantially all of our business is currently conducted through our subsidiaries, and we expect this to continue. As of June 30, 2006, we had $3,719 million of senior debt outstanding and our subsidiaries had $275,569 million of aggregate liabilities. See “Prospectus and Consent Solicitation Summary — The Hartford Financial Services Group, Inc.”
      The indenture does not limit our ability or that of our subsidiaries to issue or incur other additional senior indebtedness. We may have difficulty paying our obligations under the HFSG notes if we, or any of our subsidiaries, incur additional indebtedness or liabilities.

RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth, for each of the periods indicated, our ratio of earnings to total fixed charges and our ratio of earnings excluding interest credited to contractholders to total fixed charges excluding interest credited to contractholders.
      For purposes of computing the ratio of consolidated earnings to fixed charges, “earnings” consist of income before federal income taxes, cumulative effect of accounting changes and fixed charges. “Fixed charges” consist of interest expense (including interest credited to contractholders), capitalized interest, amortization expense related to debt and an imputed interest component for rental expense.

	Six Months
	Ended June 30,		Year Ended December 31,

	2006	2005	2005	2004	2003	2002	2001

	(In millions, except for ratios)
Income (loss) from Operations before Federal Income Taxes and Cumulative Effect of Accounting Changes	$1,589	$1,741	$2,985	$2,523	$(550)	$1,068	$341
Add:
Fixed Charges
Interest expense	137	127	252	251	271	265	295
Interest factor attributable to rentals and other	37	34	69	64	76	73	72
Interest credited to contractholders	335	1,446	5,671	2,481	1,120	1,048	1,050
Total fixed charges	509	1,607	5,992	2,796	1,467	1,386	1,417
Total fixed charges excluding interest credited to contractholders	174	161	321	315	347	338	367
Earnings, as defined	2,098	3,348	8,977	5,319	917	2,454	1,758
Earnings, as defined, less interest credited to contractholders	$1,763	$1,902	$3,306	$2,838	$(203)	$1,406	$708
Ratios
Earnings, as defined, to total fixed charges(1)(2)	4.1	2.1	1.5	1.9	NM	1.8	1.2
Earnings, as defined, less interest credited to contractholders, to total fixed charges excluding interest credited to contractholders(1)(3)(4)	10.1	11.8	10.3	9.0	NM	4.2	1.9
Deficiency of earnings, as defined, to fixed charges(5)	$—	$—	$—	$—	$550	$—	$—

(1)	NM: Not meaningful.

(2)	Before the impact of September 11 of $678 million, the 2001 ratio of earnings to fixed charges was 1.6.

(3)	Before the impact of September 11 of $678 million, the 2001 ratio of earnings to fixed charges excluding interest credited to contractholders was 3.8.

(4)	This secondary ratio is disclosed for the convenience of fixed income investors and the rating agencies that serve them and is more comparable to the ratios disclosed by all issuers of fixed income securities.

(5)	Represents additional earnings that would be necessary to result in a one to one ratio of consolidated earnings to fixed charges. This amount is principally due to a before-tax charge of $2.6 billion related to our 2003 asbestos reserve addition.

THE EXCHANGE OFFERS
      We are offering, on the terms and subject to the conditions set forth in this prospectus and consent solicitation statement and Letter of Transmittal and Consent, to exchange, for each $1,000 principal amount of HLI notes, $1,000 principal amount of HFSG notes and cash that, together with the equivalent issue price of the HFSG notes, equals the total exchange price for the series of HLI notes tendered. Subject to the terms and conditions in this prospectus and consent solicitation statement and Letter of Transmittal and Consent:

If you validly tender HLI notes on or prior to the early consent date, and do not withdraw, you will receive for each $1,000 principal amount of HLI notes tendered and accepted:

•	$1,000 principal amount of the HFSG notes; plus

•	A cash amount equal to (a) the total exchange price of the series of HLI notes tendered, which includes the early consent payment of $ , minus (b) the equivalent issue price of the HFSG notes.

If you validly tender HLI notes after the early consent date but on or prior to the expiration date, you will receive for each $1,000 principal amount of HLI notes tendered and accepted:

•	$1,000 principal amount of the HFSG notes; plus

•	A cash amount equal to (a) the total exchange price of the series of HLI notes tendered, which excludes the early consent payment of $ , minus (b) the equivalent issue price of the HFSG notes.

      In addition, holders whose HLI notes are accepted for exchange will receive a cash payment representing accrued and unpaid interest to, but not including, the settlement date.
      Holders of HLI notes must tender the HLI notes in integral multiples of $1,000. HFSG notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
      None of HFSG, HLI, the exchange agent, the information agent, the trustee under the HLI indenture, the trustee under the HFSG indenture or any dealer manager makes any recommendation as to whether or not holders of HLI notes should exchange their securities in the exchange offers and consent to the proposed amendment to the HLI indenture.
Expiration, Amendment and Termination of Exchange Offers
      The exchange offers will expire at 5:00 p.m., New York City time, on             , 2006, unless we extend them. We may extend the expiration date of the exchange offers by giving oral or written notice of such extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all HLI notes previously tendered will remain subject to the applicable exchange offer and we may accept them for exchange. Holders who have tendered their HLI notes will not, however, be able to withdraw their tendered notes or revoke their consent with respect thereto after the early consent date, even if we extend the exchange offers. Any HLI notes that we do not accept for exchange for any reason will be promptly returned to you without cost after the expiration or termination of the applicable exchange offer.
      We expressly reserve the right, at any time, in our absolute discretion, to extend the period of time during which the exchange offers are open, and delay acceptance for exchange of any HLI notes of each series, by giving written notice of such extension to the holders thereof as described below. We will extend the duration of the exchange offers as required by applicable law or may choose to extend them in order to provide additional time for holders of HLI notes to tender their HLI notes for exchange. In the event of a material change to the exchange offers, including the waiver of a material condition to the exchange offers, we will extend the exchange offers, if required by applicable law, so that at least five business days remain in the exchange offers following notice of the material change. During any such extension, all HLI notes previously tendered and not validly withdrawn will remain subject to the exchange offers and may be accepted for exchange by us. Any HLI notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offers. In accordance with Rule 14e-1 under the Exchange Act, if we elect to decrease the amount of HLI notes sought, or change the consideration offered or the dealer managers’ soliciting fees, the exchange offers will remain open for at least ten business days from the date that the notice of such change is first published or sent to holders of the HLI notes.
      We expressly reserve the right to amend or terminate the exchange offers, and not to accept for exchange any HLI notes, upon the occurrence of any of the conditions of the exchange offers specified below under “— Conditions to the Exchange Offers and Consent Solicitations.” We will give prompt written notice to the holders of the HLI notes of any extension, amendment, non-acceptance or termination. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
Settlement Date
      We will deliver the HFSG notes and pay any cash amounts on the settlement date, which will be the third business day following the expiration date or as soon as practicable thereafter. We will not be obligated to deliver HFSG notes or pay any cash amounts unless the exchange offers are consummated.
Determination of the Total Exchange Price
      The total exchange price for each series of the HLI notes will equal (a) the discounted value (excluding accrued interest), determined in accordance with the formula set forth in Annex A to this prospectus and consent solicitation statement, of the remaining payments of principal and interest per $1,000 principal amount of such series of HLI notes through their maturity date, using a discount rate equal to the sum of:
      (i) the bid-side yield to maturity on the       % U.S. Treasury Security due             (calculated in accordance with standard market practice) as indicated on Bloomberg screen page        (or any recognized quotation source selected by the dealer managers in their sole discretion if such Bloomberg screen page is not available or is manifestly erroneous), which we refer to as the “treasury yield”, at 2:00 p.m., New York City time, on the second business day prior to the expiration date, which we refer to as the “price determination time,” plus
      (ii) the fixed spread listed below
      minus (b) in the case of HLI notes tendered after the early consent date, $            .

				Reference
	Outstanding			U.S. Treasury	Fixed Spread
Security	Principal Amount	Maturity Date	Bloomberg Page	Security	(in basis points)

7.65% HLI Debentures due 2027	$250,000,000	June 15, 2027
7.375% HLI Senior Notes due 2031	$400,000,000	March 1, 2031
      The total exchange price for each series of HLI notes will be rounded to the nearest cent per $1,000 principal amount of such HLI notes.
      Holders tendering prior to the price determination time will not know at the time of tender the total exchange price they will receive.
      We will notify holders of the HLI notes by press release or other public announcement of the actual treasury yield, the total exchange price and the accrued interest for each series of HLI notes, and the actual interest rate and the equivalent issue price for the HFSG notes promptly after they are determined by the dealer managers.
Equivalent Issue Price
      The equivalent issue price of the HFSG notes will equal the discounted value of the payments of principal and interest on $1,000 principal amount of the HFSG notes through their maturity date using a discount rate equal to the sum of (a) treasury yield, plus (b)      % (       basis points). The equivalent issue price of the HFSG notes will be rounded to the nearest cent per $1,000 principal amount of HFSG notes.
Interest Rate
      The interest rate on the HFSG notes will equal (a) the treasury yield, plus (b)      % (       basis points) or, if the rate so determined is not an integral increment of 0.05% or 0.125%, the interest rate on the HFSG notes will be rounded down to the nearest increment of 0.05% or 0.125%, as the case may be.
Illustrative Examples
      The information provided in the following table is for illustrative purposes only, and we make no representation with respect to the actual consideration that may be paid pursuant to the exchange offers. The treasury yield, total exchange price, the interest rate on the HFSG notes and the equivalent issue price may be greater or less than that shown in the following table, depending on the yield on the U.S. Treasury Security as of the price determination time.
      The following illustrates for each series of HLI notes, the total exchange price per $1,000 principal amount of HLI notes, and for the HFSG notes, the interest rate on the HFSG notes and the equivalent issue price (such equivalent issue price being expressed per $1,000 principal value of the HFSG notes), assuming an expiration date of       , 2006, a settlement date of       , 2006 and a reference U.S. Treasury Security yield as of 2:00 p.m., New York City time, on       , 2006 of       %. Please see “Annex A” and “Annex B” to this prospectus and consent solicitation statement for further pricing details.
Determinations For Illustrative Purposes Only
(per $1,000 HLI notes tendered)

		Interest		Cash payment if HLI
	Total	rate on		notes tendered	Cash payment if HLI
	exchange	HFSG	Equivalent	on or prior to	notes tendered after
Series of HLI Notes	price	Notes	issue price	early consent date(1)	early consent date(1)

7.65% Debentures due 2027				$	$
7.375% Senior Notes due 2031				$	$

(1)	Does not include accrued interest.
      Example A: Investor tenders $10,000,000 of 7.65% Debentures due 2027 on or prior to the early consent date, and all such notes are accepted pursuant to the terms of the exchange offer, and receives:

•	$10,000,000 principal amount of HFSG notes; and

•	Cash payment equal to: $ (includes $ early consent payment and $ accrued interest)

      Example B: Investor tenders $10,000,000 of 7.65% Debentures due 2027 after the early consent date, and all such notes are accepted pursuant to the terms of the exchange offer, and receives:

•	$10,000,000 principal amount of HFSG notes; and

•	Cash payment equal to: $ (includes $ accrued interest, but does not include any early consent payment)

      Example C: Investor tenders $10,000,000 of 7.375% Senior Notes due 2031 on or prior to the early consent date, and all such notes are accepted pursuant to the terms of the exchange offer, and receives:

•	$10,000,000 principal amount of HFSG notes; and

•	Cash payment equal to: $ (includes $ early consent payment and $ accrued interest)

      Example D: Investor tenders $10,000,000 of 7.375% Senior Notes due 2031 after the early consent date, and all such notes are accepted pursuant to the terms of the exchange offer, and receives:

•	$10,000,000 principal amount of HFSG notes; and

•	Cash payment equal to: $ (includes $ in accrued interest, but does not include any early consent payment)

      You can obtain recently calculated hypothetical quotes of the yield of the reference U.S. Treasury Security, the hypothetical total exchange price for each series of HLI notes, and the hypothetical interest rate and equivalent issue price for the HFSG notes prior to the pricing determination time, and you can obtain the actual yield on the reference U.S. Treasury Security, the total exchange price for each series of HLI notes, and the interest rate and equivalent issue price for the HFSG notes after the price determination time, by contacting the coordinating dealer manager at             at             or collect             or at             at             or collect             . Although the dealer managers will calculate the total exchange price for each series of HLI notes and the equivalent issue price for the HFSG notes based solely on the yields on the reference U.S. Treasury Security, as described above, you can also find information regarding the closing yields to maturity of the reference U.S. Treasury Security on any trading day in The Wall Street Journal and The New York Times.
Conditions to the Exchange Offers and Consent Solicitations
      Notwithstanding any other provision of the exchange offers, we are not required to accept for exchange, or to issue the HFSG notes and pay cash in exchange for, any HLI notes and may terminate or amend the applicable exchange offer if less than a majority in aggregate principal amount of either series of HLI notes are validly tendered and not validly withdrawn prior to the expiration date. Accordingly, upon consummation of the exchange offers, there will be a minimum of $325,000,000 in aggregate principal amount of the HFSG notes outstanding.
      Additionally, notwithstanding any other provision of the exchange offers, we are not required to accept for exchange or to issue the HFSG notes and pay cash in exchange for any HLI notes and may terminate or amend the applicable exchange offer, if any of the following events occur prior to our acceptance of the HLI notes:

(a)	there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

(1)	seeking to restrain or prohibit the making or consummation of either of the exchange offers or any other transaction contemplated by the exchange offers, the consent solicitations or the proposed amendment to the HLI Indenture, or assessing or seeking any damages as a result thereof, or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the HLI notes pursuant to the exchange offers;

or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to either of the exchange offers or any of the transactions contemplated by the exchange offers, the consent solicitations or the proposed amendment to the HLI indenture, by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our reasonable judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above; or

(b)	there shall have occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

(2)	any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offers,

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

(4)	a commencement of a war, armed hostilities or other similar calamity, or a major terrorist attack, directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offers, a material acceleration or worsening thereof;

(c)	any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and our subsidiaries taken as a whole or HLI and its subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us or HLI, as the case may be, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the HLI notes or HFSG notes; or

(d)	any event or change shall have occurred or may occur, including an increase in prevailing interest rates, that would or might impair us from realizing the anticipated benefits of the exchange offers;
which in our reasonable judgment in any case, and regardless of the circumstances giving rise to any such condition (which cannot be triggered by action or inaction of the Company), makes it inadvisable to proceed with the exchange offers and/or with such acceptance for exchange or with such exchange.
      In addition, we will not accept for exchange any HLI notes tendered, and no HFSG notes will be issued in exchange for any such HLI notes, if at that time any stop order shall be threatened or in effect with respect to the Registration Statement of which this prospectus and consent solicitation statement constitutes a part, or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.
      Finally, our obligation to consummate each exchange offer is conditioned on our concurrent completion of the other exchange offer.
      The foregoing conditions are for our sole benefit and may be asserted or waived by us in whole or in part in our reasonable discretion prior to the expiration date. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time prior to the expiration date.
      Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the exchange offers. We will give holders notice of any amendments if required by applicable law.
      If our waiver of any of the conditions would constitute a material change in either or both exchange offers, we will disclose that change through a supplement to this prospectus and consent solicitation statement that will be distributed to each registered holder of HLI notes. In addition, we will extend the exchange offers for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the HLI notes, if the exchange offers would otherwise expire during such period.
Procedures for Tendering and Delivering Consents
      The procedures by which you may tender or cause to be tendered HLI notes will depend on the manner in which you hold the HLI notes.
      If you wish to accept the exchange offers and give your consent and your HLI notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, then only that custodial entity can tender your HLI notes. In that case, you must instruct the custodial entity to tender your HLI notes on your behalf pursuant to the procedures of the custodial entity.
      If you wish to accept the exchange offers and give your consent and your HLI notes are not held by a custodial entity, then you must either:

•	complete, sign and date the Letter of Transmittal and Consent according to the instructions (including guaranteeing the signatures to the Letter of Transmittal and Consent, if required), and deliver the Letter of Transmittal and Consent, together with the certificates representing the HLI notes, to the exchange agent at its address on the back cover page of this prospectus and consent solicitation statement for receipt on or before the expiration date, or

•	comply with the ATOP procedures for book-entry transfer described below on or before the expiration date.
      The exchange agent and The Depository Trust Company (“DTC”) have confirmed that the exchange offers are eligible for ATOP. The Letter of Transmittal and Consent (or facsimile copy), with any required signature guarantees or, in the case of book-entry transfer, an agent’s message in lieu of the Letter of Transmittal and Consent, and any other required documents, must be transmitted to and received by the exchange agent on or before the expiration date of the exchange offers at its address set forth on the back cover page of this prospectus and consent solicitation statement. HLI notes will not be deemed surrendered until the exchange agent receives the Letter of Transmittal and Consent and signature guarantees, if any, or agent’s message.
      The method of delivery of HLI notes, the Letter of Transmittal and Consent, and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, you should use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to and receipt by the exchange agent on or before the expiration date. Send the Letter of Transmittal and Consent or any HLI notes only to the exchange agent.
      All HFSG notes will be delivered only in book-entry form through DTC. Accordingly, if you anticipate tendering other than through DTC, then you are urged to contact promptly a bank, broker or other intermediary (that has the capability to hold securities custodially through DTC) to arrange for receipt of any HFSG notes to be delivered to you pursuant to the exchange offers and to obtain the information necessary to provide the required DTC participant with account information for the Letter of Transmittal and Consent.
Tender of HLI Notes held through a Nominee
      If you are a beneficial owner of HLI notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender HLI notes in either of the exchange offers, you should contact the record holder promptly and instruct the record holder to tender the HLI notes and deliver a consent on your behalf using one of the procedures described below.
Tender of HLI Notes with DTC and Book-Entry Transfer
      Pursuant to authority granted by DTC, if you are a DTC participant that has HLI notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your HLI notes and deliver a consent as if you were the record holder. Accordingly, references herein to record holders include DTC participants with HLI notes credited to their accounts. Within two business days after the date of this prospectus and consent solicitation statement, the exchange agent will establish accounts with respect to the HLI notes at DTC for purposes of the exchange offers. Any DTC participant may tender HLI notes and deliver a consent to the proposed amendment to the HLI indenture by effecting a book-entry transfer of the HLI notes to be tendered in the exchange offers into the account of the exchange agent at DTC and either, before the exchange offers expire:

•	electronically transmitting its acceptance of the exchange offers through DTC’s Automated Tender Offer Program (“ATOP”) procedures for transfer, or

•	completing and signing the Letter of Transmittal and Consent according to the instructions and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus and consent solicitation statement.
      If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering HLI notes that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that HFSG and HLI may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the expiration date of the exchange offers.
      The Letter of Transmittal and Consent (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the Letter of Transmittal and Consent, and any other required documents, must be transmitted to and received by the exchange agent prior to the expiration date at its address set forth on the back cover page of this prospectus and consent solicitation statement. Delivery of such documents to DTC or us does not constitute delivery to the exchange agent.
Proper Execution and Delivery of the Letter of Transmittal and Consent
      If you wish to participate in either or both exchange offers and consent solicitations, delivery of your HLI notes and other required documents are your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you use registered mail properly insured with return receipt requested, and mail the required items sufficiently in advance of the expiration date to allow sufficient time to ensure timely delivery.
      Signatures on the Letter of Transmittal and Consent must be guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office in the United States) (an “Eligible Institution”), unless (i) the Letter of Transmittal and Consent is signed by the holder of the HLI notes tendered therewith and the HFSG notes or any HLI notes not tendered or not accepted for exchange are to be issued directly to such holder or (ii) such HLI notes are tendered for the account of an Eligible Institution.
      If tendered notes are registered to a person who did not sign the Letter of Transmittal and Consent, they must be endorsed by, or be accompanied by a written instrument of transfer duly executed by, the registered holder with the signature guaranteed by an Eligible Institution and appropriate powers of attorney, signed exactly as the name of the registered holder appears on the HLI notes. All questions of adequacy of the form of the writing will be determined by us in our sole discretion.
      If the Letter of Transmittal and Consent or any HLI notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit evidence satisfactory to us of their authority to so act with the Letter of Transmittal and Consent.
Acceptance of HLI Notes for Exchange; Delivery of HFSG Notes and Payment of Exchange Consideration
      Upon satisfaction or waiver of the conditions to the exchange offer for a particular series, we will promptly issue our HFSG notes and pay cash in exchange for all HLI notes of such series properly tendered and not validly withdrawn. We will be deemed to have accepted properly tendered HLI notes for exchange if or when we give oral or written notice of acceptance to the exchange agent, with written confirmation of any oral notice to follow promptly.
      If any tendered HLI notes are not accepted for any reason or if any HLI notes are submitted for a greater principal amount than the holder desired to exchange, the unaccepted or non-exchanged portion of HLI notes will be returned without expense to the tendering holder (or, in the case of HLI notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry procedures described above, the unaccepted, non-exchanged or unsold HLI notes will be credited to an account maintained with such book-entry transfer facility) promptly after the expiration or termination of the applicable exchange offer.
Withdrawal of Tenders and Revocation of Corresponding Consents
      Tenders of HLI notes in connection with any of the exchange offers may be withdrawn at any time prior to 5:00 p.m., New York City time, on the early consent date. Tenders of HLI notes may not be withdrawn at any time after the early consent date, even if we extend the exchange offers. The valid withdrawal of tendered HLI notes prior to the early consent date will be deemed to be a concurrent revocation of the consent to the proposed amendment to the HLI indenture. You may only revoke a consent by validly withdrawing the related HLI notes prior to the early consent date. Tenders of notes made after the early consent date may not be withdrawn. Beneficial owners desiring to withdraw HLI notes previously tendered should contact the DTC participant through which they hold their HLI notes. In order to withdraw HLI notes previously tendered, a DTC participant may, on or prior to the early consent date, withdraw its instruction previously transmitted through ATOP by delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction.
      Any such notice of withdrawal must:

(i)	specify the name of the depositor having tendered the HLI note to be withdrawn;

(ii)	include a statement that the depositor is withdrawing its election to have the HLI note exchanged, and identify the HLI note to be withdrawn (including the principal amount of the HLI note);

(iii)	specify the name in which such HLI note is registered, if different from that of the withdrawing holder; and

(iv)	state that the consent to amend the indenture under which the note was issued is revoked.
      We will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices. Our determination will be final and binding on all parties. Any HLI notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offers and no HFSG notes will be issued or cash paid with respect thereto. Properly withdrawn HLI notes, however, may be re-tendered by following the procedures described above at any time prior to the expiration of the exchange offers.
Miscellaneous
      All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of HLI notes in connection with the exchange offers will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful.
      We also reserve the absolute right to waive any defect or irregularity in the tender of any HLI notes in the exchange offers, and our interpretation of the terms and conditions of each exchange offer (including the instructions in the Letter of Transmittal and Consent) will be final and binding on all parties. None of HFSG, HLI, the exchange agent, the information agent, the dealer managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Tenders of HLI notes involving any irregularities will not be deemed to have been made until those irregularities have been cured or waived. HLI notes received by the exchange agent in connection with the exchange offers that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered those HLI notes by crediting an account maintained at DTC designated by that DTC participant promptly after the expiration date of the exchange offers or the withdrawal or termination of the exchange offers.
Exchange Agent
             has been appointed the exchange agent for the exchange offers and consent solicitations. Letters of Transmittal and Consent and all correspondence in connection with the exchange offers should be sent or delivered by each holder of HLI notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this prospectus and consent solicitation statement. HFSG will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.
Information Agent
             has been appointed the information agent for the exchange offers and consent solicitations, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus and consent solicitation statement or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this prospectus and consent solicitation statement. Holders of HLI notes may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offers.
Dealer Managers
      HFSG has retained Credit Suisse Securities (USA) LLC (“Credit Suisse”) to act as coordinating dealer manager and Citigroup Global Markets Inc. and Deutsche Bank Securities, Inc. to act as dealer managers in connection with the exchange offers and consent solicitations, and will pay to each dealer manager for soliciting tenders in the exchange offers a fixed fee in a customary amount conditioned upon satisfaction of the consent condition and completion of the exchange offers. HFSG will also reimburse the dealer managers for certain expenses. The obligations of the coordinating dealer manager and the dealer managers to perform this function are subject to certain conditions.
      HFSG has agreed to indemnify each dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions regarding the terms of the exchange offers or the consent solicitations may be directed to the dealer managers at the address and telephone numbers set forth on the back cover page of this prospectus and consent solicitation statement. From time to time, the dealer managers have provided and may in the future provide investment banking and other services for HFSG and HLI. Each dealer manager, in the ordinary course of its business, may make markets in our securities and those of HLI, including the HFSG notes and the HLI notes. As a result, from time to time, any of the dealer managers may own certain of our securities or those of HLI, including the HFSG notes and the HLI notes.
Other Fees and Expenses
      We will pay the expenses of soliciting tenders of the HLI notes. The principal solicitation is being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer managers and the information agent, as well as by our officers and other employees and those of our affiliates.
      Tendering holders of HLI notes will not be required to pay any fee or commission to the dealer managers. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.
Transfer Taxes
      You will not be obligated to pay any transfer taxes in connection with the exchange offers unless you instruct us to register the HFSG notes in the name of, or request that the HLI notes not tendered or accepted in the exchange offers be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.
Effect of Tender
      Any tender by a holder of HLI notes that is not withdrawn prior to the expiration of the applicable exchange offer will constitute a binding agreement between the holder and us, upon the terms and subject to the conditions of the exchange offers. The acceptance of an exchange offer by a tendering holder of HLI notes will constitute the agreement by that holder to deliver good and marketable title to the tendered HLI notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind. The successful completion of either or both exchange offers may adversely affect the liquidity and market price of any remaining HLI notes not tendered in the exchange.
Absence of Dissenter’s Rights
      Holders of the HLI notes do not have any appraisal or dissenters’ rights in connection with the exchange offers and consent solicitations.

THE CONSENT SOLICITATION
      Concurrently with the exchange offers, we are soliciting consents from the holders of the HLI notes to amend the Senior Indenture, dated as of May 19, 1997, between HLI and Citibank, N.A., as trustee (the “HLI indenture”) pursuant to which the HLI notes were issued to render the reporting covenant thereunder inapplicable with respect to each series of the HLI notes. The proposed amendment is described in more detail below under “— Proposed Amendment.”
Required Consents
      The consent of the holders of a majority of the aggregate principal amount of a series of HLI notes outstanding will be required in order to effectuate the amendment to the HLI indenture with respect to that series. If the amendment is approved and effected with respect to a series, it will be binding on all holders of HLI notes of that series, including those who do not give their consent to the amendment and do not tender their HLI notes in the applicable exchange offer. If for any reason the exchange offer with respect to a series of HLI notes is not completed, the amendment to the HLI indenture will not become effective with respect to that series and that series of HLI notes will be subject to the same terms and conditions as existed before the exchange offers were made.
      If you tender your HLI notes in the exchange offers, you will be deemed to consent to the amendment to the HLI indenture. If you consent to amend the HLI indenture, you must tender your HLI notes. Tendered HLI notes may be withdrawn and consents revoked before the early consent date, but HLI notes may not be withdrawn and consents may not be revoked after the early consent date, even if we extend the exchange offers beyond the expiration date. Consents given in connection with the tender of any HLI notes cannot be revoked without withdrawing the HLI notes, and HLI notes cannot be withdrawn without also revoking the consent related to those notes. Our receipt of the requisite number of consents in advance of the expiration of the relevant exchange offer will not result in any change in the terms of such exchange offer until consummation of the exchange offers.
Early Consent Payments
      If you give a valid consent that is not revoked on or before the early consent date, the cash payment payable to you will include an early consent payment of $             for each $1,000 principal amount of HLI notes with respect to which you give consent. This early consent payment will be included in the cash payment you receive upon completion of the exchange offers. If you do not give a valid consent, or revoke your consent, on or before the early consent date, you will not receive an early consent payment and the cash payment payable to you upon completion of the exchange offers will be reduced by $       . For purposes of the exchange offers and consent solicitations, the term “early consent date” means 5:00 p.m., New York City time, on             , 2006 or such later date and time to which we extend the early consent date. If we extend the early consent date, we will announce the new early consent date no later than 9:00 a.m., New York City time, on the first business day after we make the extension.
The Proposed Amendment
      In connection with the exchange offers, we are soliciting the consent of the holders of the HLI notes to make the reporting covenant under the HLI indenture no longer applicable with respect to that series of HLI notes. The description of the amendment to the HLI indenture set forth below does not purport to be complete and is qualified in its entirety by reference to the full and complete terms contained in the indenture, which is available from the information agent upon request.
      Holders who tender their HLI notes in exchange for HFSG notes are obligated to consent to the proposed amendment. Holders who do not consent to the proposed amendment will nonetheless be subject to the amended HLI indenture if sufficient consents are received and the indenture is accordingly amended. Holders of HLI notes should therefore consider the effect the proposed amendment will have on their positions if they do not exchange their notes in the exchange offers.

      The proposed amendment to the HLI indenture will be effected with respect to either or both series of HLI notes by the execution of a supplemental indenture that is expected to be executed after the early consent date and before the expiration of the exchange offers, but the effectiveness of which will be subject to the consummation of the applicable exchange offer, if and when we receive consents sufficient to amend the HLI indenture with respect to a series of the HLI notes.
      The proposed amendment would make Section 7.04, Reports by Company, of the HLI indenture inapplicable to a series of the HLI notes with respect to which sufficient consents are received.
      This amendment to the HLI indenture will modify the rights of holders of the HLI notes and will override any conflicting provisions set forth in the HLI notes themselves.
      The full text of the covenant is set forth below:

Section 7.04. Reports by Company. The Company shall file with the Trustee and with the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided in the Trust Indenture Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 shall be filed with the Trustee within 15 days after the same is required to be filed with the Commission. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company shall continue to file with the Commission and provide the Trustee and Holders with the annual reports and the information, documents and other reports which are specified in Sections 13 and 15(d) of the Securities Exchange Act of 1934. The Company also shall comply with the other provisions of Trust Indenture Act Section 3.14(a).

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

USE OF PROCEEDS
      The HFSG notes issued in connection with the exchange offers are only being issued in exchange for your HLI notes. We will not receive any cash proceeds from the issuance of the HFSG notes pursuant to the exchange offers. All HLI notes we accept in the exchange offers will be cancelled.

CAPITALIZATION
      The following table sets forth our unaudited capitalization as of June 30, 2006 and as adjusted to reflect our issuance of $650 million aggregate principal amount of the HFSG notes in connection with the exchange offers (assuming all the HLI notes are validly tendered and not withdrawn). The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes and other information incorporated in this prospectus and consent solicitation statement by reference.

	As of June 30, 2006

	Actual	As Adjusted

	($ in millions)
Short-Term Debt
Commercial Paper	$984	$984	(1)
Current maturities of long-term debt	400	400	(2)

Total Short-Term Debt	1,384	1,384
Long-Term Debt
Senior Notes and Debentures	2,892		(3)
Junior Subordinated Debentures	488	488	(2)

Total Long-Term Debt	3,380
Total Indebtedness	4,764
Stockholders’ Equity
Common Stock (par value $0.01 per share; 750 million shares authorized; 307 million shares issued)	3	3
Additional paid-in capital	5,183	5,183
Retained earnings	11,167	11,167
Treasury stock, at cost (3 million shares)	(46)	(46)
Accumulated other comprehensive income	(924)	(924)

Total Stockholders’ Equity	15,383	15,383

Total Capitalization	$20,147

(1)	We intend to finance the cash payment through available cash.

(2)	On July 14, 2006, HLI redeemed $200 million of its 7.625% Junior Subordinated Deferrable Interest Debentures due 2050, underlying all outstanding 7.625% Trust Preferred Securities, Series B. The redemption was financed through the issuance of commercial paper. This debt was reclassified from long- term to short-term debt in the quarter ended June 30, 2006.

(3)	Includes the $650 million of HFSG notes to be issued in connection with the exchange offers, less a cash payment of $ , reflected as a reduction of long-term debt. The cash payment of $ assumes 100% participation in the exchange offers on or prior to the early consent date and a treasury yield of %.

DESCRIPTION OF THE HFSG NOTES
General
      The HFSG notes will be issued pursuant to a senior indenture, dated March 9, 2004, by and between The Hartford and JPMorgan Chase Bank, N.A., as trustee. The HFSG notes will only be issued in fully registered form in denominations of $1,000 and integral multiples of $1,000. The HFSG notes will mature on        , 20 . There is no limit on the aggregate principal amount of HFSG notes of this series that we may issue. Subject to certain tax limitations, we reserve the right, from time to time and without the consent of any holders of any of the HFSG notes, to re-open this series of notes on terms identical in all respects to the outstanding notes (except the date of issuance, the date interest begins to accrue and, in certain circumstances, the first interest payment date), so that such additional HFSG notes shall be consolidated with, form a single issue with and increase the aggregate principal amount of the HFSG notes.
      The HFSG notes will bear interest at an annual rate equal to the sum of (i) the yield to maturity on the  % U.S. Treasury Security due        (calculated on the second business day prior to the expiration date) plus (ii) % (        basis points) or, if the rate so determined is not an integral increment of 0.05% or 0.125%, the interest rate on the HFSG notes will be rounded down to the nearest increment of 0.05% or 0.125%, as the case may be, from the settlement date under the exchange offers. We will pay interest semi-annually in arrears on        and        of each year, commencing on        , 2006, to the record holders on the preceding        or        . Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
      The HFSG notes will have a minimum aggregate principal amount of $325,000,000.
Ranking
      The HFSG notes will be our unsecured senior indebtedness and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.
      As a holding company, we have no significant business operations of our own. Therefore, we rely on dividends from our insurance company and other subsidiaries as the principal source of cash flow to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Accordingly, the HFSG notes will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should rely only on our assets for payments on the debt securities. The payment of dividends by our insurance subsidiaries is limited under the insurance holding company laws in the jurisdictions where those subsidiaries are domiciled. The HFSG indenture does not limit us from incurring or issuing other secured or unsecured debt.
Optional Redemption
      We may redeem the HFSG notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of:

•	100% of the principal amount of the HFSG notes to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the HFSG notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus basis points plus accrued and unpaid interest to the date of redemption.
      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.
      “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
      “Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.
      “Reference Treasury Dealer” means each of             and             and their respective successors, and two other firms that are primary U.S. Government securities dealers (each a “Primary Treasury Dealer”) which we specify from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.
      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
      “Treasury Rate” means, with respect to any redemption date, the rate per year equal to the sum of: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.
      Notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the HFSG notes to be redeemed at its registered address. The notice of redemption for the HFSG notes will state, among other things, the amount of notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of HFSG notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any HFSG notes that have been called for redemption at the redemption date.
Defeasance and Covenant Defeasance
      The HFSG indenture provides that we may discharge all of our obligations, other than as to transfers and exchanges and certain other specified obligations, under the HFSG notes at any time, and that we may also be released from our obligations described above under “Limitation upon Liens” and “Consolidation, Merger and Sale of Assets” and from certain other obligations, including obligations imposed by supplemental indentures with respect to HFSG notes, if any, and elect not to comply with those sections and obligations without creating an event of default. Discharge under the first procedure is called “defeasance” and under the second procedure is called “covenant defeasance.”

      Defeasance or covenant defeasance may be effected only if:

•	we irrevocably deposit with the trustee money or United States government obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay and discharge on the respective stated maturities, the principal of and any premium and interest on, all outstanding debt securities of that series,

•	we deliver to the trustee an opinion of counsel, which, in the case of a defeasance, must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of execution of the HFSG indenture, to the effect that:

•	the holders of the HFSG notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge or as a result of the deposit and covenant defeasance, and

•	the deposit, defeasance and discharge or the deposit and covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the HFSG notes,

•	no event of default under the HFSG indenture has occurred and is continuing,

•	such defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the HFSG indenture or other agreement or instrument for borrowed money to which we are a party or by which we are bound,

•	such defeasance or covenant defeasance does not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940 unless such trust shall be registered under the Investment Company Act of 1940 or exempt from registration thereunder,

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with, and

•	other conditions specified in the HFSG indenture are met.
Book-Entry; Delivery and Form
      The HFSG notes will be represented by one or more global notes that will be deposited with and registered in the name of DTC or its nominee. We will not issue certificated notes, except in the limited circumstances described below. Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. You, as the beneficial owner of HFSG notes, will not receive certificates representing ownership interests in the global notes, except in the event that use of the book-entry system for the HFSG notes is discontinued. You will not receive written confirmation from DTC of your purchase. The direct or indirect participants through whom you purchased the HFSG notes should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping accurate account of the holdings of their customers like you. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.
      So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the HFSG notes represented by the global notes for all purposes under the HFSG indenture. Except as provided below, you, as the beneficial owner of interests in the global notes, will not be entitled to have HFSG notes registered in your name, will not receive or be entitled to receive physical delivery of HFSG notes in definitive form and will not be considered the owner or holder thereof under the HFSG indenture. Accordingly, you, as the beneficial owner, must rely on the procedures of DTC and, if you are not a DTC participant, on the procedures of the DTC participants through which you own your interest, to exercise any rights of a holder under the HFSG indenture.
      Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of DTC’s direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. Beneficial owners may experience delays in receiving distributions on their HFSG notes because distributions will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner’s account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the trustee or us. Accordingly, we and any paying agent will have no responsibility or liability for: any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in HFSG notes represented by a global securities certificate; any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global securities certificate held through those participants; or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.
      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
      We have been informed that, under DTC’s existing practices, if we request any action of holders of notes, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder of notes is entitled to take under the HFSG indenture, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
      Clearstream and Euroclear have provided us with the following information and neither we nor the dealer managers take any responsibility for its accuracy:
Clearstream
      Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants include underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Clearstream’s U.S. participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

      Distributions with respect to HFSG notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Euroclear
      Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A/N.V. under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
      The Euroclear operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.
      Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
      Distributions with respect to HFSG notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.
      Euroclear has further advised us that investors who acquire, hold and transfer interests in the HFSG notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities certificates.
Global Clearance and Settlement Procedures
      Initial settlement for the HFSG notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
      Cross market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving HFSG notes through DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.
      Because of time zone differences, credits of HFSG notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear participants or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of HFSG notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
      Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of HFSG notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.
Consolidation, Merger and Sale of Assets
      We will not consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any person, and no person may consolidate with or merge into us, unless:

•	we will be the surviving company in any merger or consolidation,

•	if we consolidate with or merge into another person or convey, transfer or lease our assets substantially as an entirety to any person, the successor person is an entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia, and the successor entity expressly assumes our obligations relating to the HFSG notes,

•	immediately after giving effect to the consolidation, merger, conveyance or transfer, there exists no event of default, and no event which, after notice or lapse of time or both, would become an event of default, and

•	other conditions described in the HFSG indenture are met.
      This covenant would not apply to the direct or indirect conveyance, transfer or lease of all or any portion of the stock, assets or liabilities of any of our wholly owned subsidiaries to us or to our other wholly owned subsidiaries. In addition, this covenant would not apply to any recapitalization transaction, a change of control of HFSG or a highly leveraged transaction unless such transaction or change of control were structured to include a merger or consolidation by us or the conveyance, transfer or lease of our assets substantially as an entirety.
Limitations upon Liens
      With certain exceptions set forth below, the HFSG indenture provides that neither we nor our restricted subsidiaries may create, incur, assume or permit to exist any lien, except liens created, incurred, assumed or existing prior to the date of the HFSG indenture, on, any property or assets (including the capital stock of any restricted subsidiary) now owned or hereafter acquired by it, or sell or transfer or create any lien on any income or revenues or rights in respect thereof.

General Exceptions
      The restriction on our and our restricted subsidiaries’ ability to create, incur, assume or permit to exist liens will not apply to:

•	liens on any property or asset hereafter acquired, constructed or improved by us or any of our restricted subsidiaries which are created or assumed to secure or provide for the payment of any part of the purchase price of such property or asset or the cost of such construction or improvement, or any mortgage, pledge, lien, security interest or other encumbrance on any lien on any such property or asset existing at the time of acquisition thereof; provided, however, that such lien shall not extend to any other property owned by us or any of our restricted subsidiaries;

•	liens existing upon any property or asset of a company which is merged with or into or is consolidated into, or substantially all the assets or shares of capital stock of which are acquired by, us or any of our restricted subsidiaries, at the time of such merger, consolidation or acquisition; provided that such lien does not extend to any other property or asset, other than improvements to the property or asset subject to such lien;

•	any pledge or deposit to secure payment of workers’ compensation or insurance premiums, or in connection with tenders, bids, contracts (other than contracts for the payment of money) or leases;

•	any pledge of, or other lien upon, any assets as security for the payment of any tax, assessment or other similar charge by any governmental authority or public body, or as security required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or right;

•	liens necessary to secure a stay of any legal or equitable process in a proceeding to enforce a liability or obligation contested in good faith by us or any of our restricted subsidiaries or required in connection with the institution by us or any of our restricted subsidiaries of any legal or equitable proceeding to enforce a right or to obtain a remedy claimed in good faith by us or any of our restricted subsidiaries, or required in connection with any order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge; or the making of any deposit with or the giving of any form of security to any governmental agency or any body created or approved by law or governmental regulation in order to entitle us or any of our restricted subsidiaries to maintain self-insurance or to participate in any fund in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or to share in any provisions or other benefits provided for companies participating in any such arrangement or for liability on insurance of credits or other risks;

•	mechanics’, carriers’, workmen’s, repairmen’s, or other like liens, if arising in the ordinary course of business, in respect of obligations which are not overdue or liability which is being contested in good faith by appropriate proceedings;

•	liens on property in favor of the United States, or of any agency, department or other instrumentality thereof, to secure partial, progress or advance payments pursuant to the provisions of any contract;

•	liens securing indebtedness of any of our restricted subsidiaries to us or to another restricted subsidiary; provided that in the case of any sale or other disposition of such indebtedness by us or such restricted subsidiary, such sale or other disposition shall be deemed to constitute the creation of another lien not permitted by this clause;

•	liens affecting our or any of our restricted subsidiaries’ property securing indebtedness of the United States or a state thereof (or any instrumentality or agency of either thereof) issued in connection with a pollution control or abatement program required in our opinion to meet environmental criteria with respect to our or any of our restricted subsidiaries’ operations and the proceeds of which indebtedness have financed the cost of acquisition of such program; or

•	the renewal, extension, replacement or refunding of any mortgage, pledge, lien, deposit, charge or other encumbrance, permitted as specified above; provided that in each case such amount outstanding at that time shall not be increased.

Exceptions for Specified Amount of Indebtedness
      We and one or more of our restricted subsidiaries may create, incur, assume or permit to exist any lien which would otherwise be subject to the above restrictions, provided that immediately after the creation or assumption of such lien, the total of the aggregate principal amount of our and our restricted subsidiaries’ indebtedness (not including any liens incurred pursuant to the exceptions described above under “Limitations upon Liens — General Exceptions”) secured by such liens shall not exceed an amount equal to 10% of our consolidated net tangible assets.
      When we use the term “consolidated net tangible assets,” we mean the total of all of our and our restricted subsidiaries’ assets, less the sum of the following items as shown on our consolidated balance sheet:

•	the book amount of all segregated intangible assets, including such items as good will, trademarks, trademark rights, trade names, trade name rights, copyrights, patents, patent rights and licenses and unamortized debt discount and expense less unamortized debt premium;

•	all depreciation, valuation and other reserves;

•	current liabilities;

•	any minority interest in the shares of stock (other than preferred stock) and surplus of our restricted subsidiaries;

•	investments by us or any of our restricted subsidiaries in any of our subsidiaries that is not a restricted subsidiary;

•	our and our restricted subsidiaries’ total indebtedness incurred in any manner to finance or recover the cost to us or any restricted subsidiary of any physical property, real or personal, which prior to or simultaneously with the creation of such indebtedness shall have been leased by us or a restricted subsidiary to the United States or a department or agency thereof at an aggregate rental, payable during that portion of the initial term of such lease (without giving effect to any options of renewal or extension) which shall be unexpired at the date of the creation of such indebtedness, sufficient (taken together with any amounts required to be paid by the lessee to the lessor upon any termination of such lease) to pay in full at the stated maturity date or dates thereof the principal of and the interest on such indebtedness;

•	deferred income and deferred liabilities; and

•	other items deductible under generally accepted accounting principles.
      When we use the term “preferred stock,” we mean any capital stock entitled by its terms to a preference as to dividends or upon a distribution of assets.
      When we use the term “restricted subsidiary,” we mean any subsidiary which is incorporated under the laws of any state of the United States or of the District of Columbia, and which is a regulated insurance company principally engaged in one or more of the property, casualty and life insurance businesses. However, no subsidiary is a restricted subsidiary:

•	if the total assets of that subsidiary are less than 10% of our total assets and the total assets of our consolidated subsidiaries, including that subsidiary, in each case as set forth on the most recent fiscal year-end balance sheets of the subsidiary and us and our consolidated subsidiaries, respectively, and computed in accordance with generally accepted accounting principles, or

•	if in the judgment of our board of directors, as evidenced by a board resolution, the subsidiary is not material to the financial condition of us and our subsidiaries taken as a whole.

      As of the date hereof, the following subsidiaries meet the definition of restricted subsidiaries: Hartford Fire Insurance Company, Hartford Life Insurance Company, Hartford Life and Accident Insurance Company and Hartford Life and Annuity Insurance Company.
Modification and Waiver

Modification
      We and the trustee may modify and amend the HFSG indenture with the consent of the holders of a majority in aggregate principal amount of the HFSG notes. However, no modification or amendment may, without the consent of the holder of each outstanding HFSG note:

•	change the stated maturity of the principal of, or any installment of interest payable on, any outstanding HFSG notes,

•	reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of, or the amount of principal of an original issue discount security that would be due and payable upon a redemption or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of, any outstanding HFSG notes,

•	change the place of payment, or the coin or currency in which any outstanding HFSG notes or the interest on any outstanding HFSG notes is payable,

•	impair your right to institute suit for the enforcement of any payment on any outstanding HFSG notes of any series on or after the stated maturity or redemption date,

•	reduce the percentage of the holders of outstanding HFSG notes of any series necessary to modify or amend the HFSG indenture, waive compliance with certain provisions of the HFSG indenture or certain defaults and consequences of such defaults or to reduce the quorum or voting requirements set forth in the HFSG indenture, or

•	modify any of these provisions or any of the provisions relating to the collection of indebtedness in an event of default, the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of all of the holders of the HFSG notes affected by such provisions.

Waiver
      The holders of a majority in aggregate principal amount of the outstanding HFSG notes of any series may, on behalf of the holders of all HFSG notes in that series, waive compliance by us with certain restrictive covenants of the HFSG indenture which relate to that series.
      The holders of not less than a majority in aggregate principal amount of the outstanding HFSG notes of any series may, on behalf of the holders of the HFSG notes in that series, generally waive any past default under the HFSG indenture relating to the HFSG notes of that series and the consequences of such default. However, a default in the payment of the principal of, or premium, if any, or any interest on, any HFSG notes or relating to a covenant or provision which, under the HFSG indenture relating to the HFSG notes cannot, be modified or amended without the consent of the holder of each outstanding HFSG notes affected, cannot be so waived.
Events of Default
      Under the terms of the HFSG indenture, each of the following constitutes an event of default for a series of HFSG notes:

•	default for 30 days in the payment of any interest when due,

•	default in the payment of principal, or premium, if any, when due,

•	default in the performance, or breach, of any covenant or warranty in the HFSG indenture for 60 days after written notice,

•	certain events of bankruptcy, insolvency or reorganization, or

•	any other event of default described in the applicable board resolution or supplemental indenture under which the HFSG notes are issued.
      We are required to furnish the trustee annually with a certificate as to the fulfillment of our obligations under the HFSG indenture. The HFSG indenture provides that the trustee may withhold notice to you of any default, except in respect of the payment of principal or interest on the HFSG notes, if it considers it in the interests of the holders of the HFSG notes to do so.

Effect of an Event of Default
      If an event of default exists (other than an event of default with respect to the HFSG notes in the case of certain events of bankruptcy), the trustee or the holders of not less than 25% in aggregate principal amount of a series of outstanding HFSG notes may declare the principal amount of the HFSG notes in that series to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon that declaration the principal amount will become immediately due and payable. However, at any time after a declaration of acceleration of a series of outstanding HFSG notes of such series has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of not less than a majority in aggregate principal amount of such series may, subject to conditions specified in the HFSG indenture, rescind and annul that declaration.
      If an event of default in the case of certain events of bankruptcy exists, the principal amount of all HFSG notes outstanding under the HFSG indenture shall automatically, and without any declaration or other action on the part of the trustee or any holder of such outstanding HFSG notes, become immediately due and payable.
      Subject to the provisions of the HFSG indenture relating to the duties of the trustee, if an event of default then exists, the trustee will be under no obligation to exercise any of its rights or powers under the HFSG indenture (other than the payment of any amounts on the HFSG notes furnished to it pursuant to the HFSG indenture) at your (or any other person’s) request, order or direction, unless the trustee has been offered reasonable security or indemnity against fees, advance costs, expense and liabilities which it might incur in connection with the exercise of such rights and powers. Subject to the provisions for the security or indemnification of the trustee, the holders of a majority in aggregate principal amount of the HFSG notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the HFSG notes of such series.
Legal Proceedings and Enforcement of Right to Payment
      You will not have any right to institute any proceeding in connection with the HFSG indenture or for any remedy under the HFSG indenture, unless you have previously given to the trustee written notice of a continuing event of default with respect to the HFSG notes. In addition, the holders of at least 25% in aggregate principal amount of the HFSG notes must have made written request, and offered reasonable security or indemnity, to the trustee to institute that proceeding as trustee, and, within 60 days following the receipt of that notice, the trustee must not have received from the holders of a majority in aggregate principal amount of the outstanding HFSG notes a direction inconsistent with that request, and must have failed to institute the proceeding. However, you will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and interest on the HFSG notes on or after the due dates expressed in the HFSG notes (or, in the case of redemption, on or after the redemption date) and to institute a suit for the enforcement of that payment.

Satisfaction and Discharge
      The HFSG indenture provides that when, among other things, all HFSG notes not previously delivered to the trustee for cancellation:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, and we deposit or cause to be deposited with the trustee, money or United States government obligations or a combination thereof, as trust funds, in an amount sufficient (such amount to be certified as sufficient in the case of United States government obligations) to pay and discharge the entire indebtedness on the HFSG notes not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity or redemption date, as the case may be, then the HFSG indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the HFSG indenture. However, we will continue to be obligated to pay all other sums due under the HFSG indenture, provide the officers’ certificates and opinions of counsel described in the HFSG indenture and to pay and indemnify the trustee against any tax, fee or other charges, which is not for the account of the holders of the HFSG notes, that is imposed on or assessed against the United States government obligations that have been deposited.
Governing Law
      The HFSG indenture (as amended and supplemented from time to time) and the HFSG notes will be governed by and construed in accordance with the laws of the State of New York.
Concerning the Trustee
      The trustee under the HFSG indenture will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. The trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.
      The trustee acts as depositary for funds of, makes loans to, and performs other services for, us and our subsidiaries in the normal course of business.
Sinking Fund
      None.

DESCRIPTION OF DIFFERENCES BETWEEN THE HLI NOTES AND HFSG NOTES
      The following is a summary comparison of the material terms of the HLI notes and of the HFSG notes. The HFSG notes will be issued under an indenture which will be substantially the same as the indenture under which the HLI notes were issued except for the terms described below. This summary does not purport to be complete and is qualified in its entirety by reference to the HLI indenture with respect to each series of HLI notes and the HFSG indenture with respect to the HFSG notes. Copies of the indentures may be obtained from the information agent. The HFSG indenture is also filed as an exhibit to the registration statement of which this prospectus and consent solicitation statement is a part. See “Where You Can Find Additional Information” for information as to how you can obtain copies of the HFSG indenture from the Securities and Exchange Commission.
      The description below of the HLI notes reflects those notes and the related indenture as currently in effect, before any changes that would result from the consent solicitation.

	The HLI Notes	The HFSG Notes

Issuer	Hartford Life, Inc.	The Hartford Financial Services Group, Inc.

Trustee	Citibank, N.A.	JPMorgan Chase Bank, N.A.

Aggregate Principal Amount, Maturity	$250,000,000 of 7.65% HLI notes due 2027 $400,000,000 of 7.375% HLI notes due 2031	Up to $650,000,000 of HFSG notes due , 20. The HFSG notes will have a minimum aggregate principal amount of $325,000,000.

Listing	The 7.65% HLI notes due 2027 are not listed on any exchange and the 7.375% HLI notes due 2031 are listed on the New York Stock Exchange.	We will apply to list the HFSG notes on the New York Stock Exchange.

Consolidation, Merger and Sale of Assets	HLI need not be the surviving company in any merger or consolidation.
This covenant would apply to the direct or indirect conveyance, transfer or lease of all or any portion of the stock, assets or liabilities of any of HLI’s wholly owned subsidiaries to it or to its other wholly owned subsidiaries.
This covenant would apply to any recapitalization transaction, a change of control of HLI or a highly leveraged transaction unless such transaction or change of control were structured to include a merger or consolidation by HLI or the conveyance, transfer or lease of its assets substantially as an entirety.	HFSG must be the surviving company in any merger or consolidation.
This covenant would not apply to the direct or indirect conveyance, transfer or lease of all or any portion of the stock, assets or liabilities of any of HFSG’s wholly owned subsidiaries to it or to its other wholly owned subsidiaries.
This covenant would not apply to any recapitalization transaction, a change of control of HFSG or a highly leveraged transaction unless such transaction or change of control were structured to include a merger or consolidation by it or the conveyance, transfer or lease of its assets substantially as an entirety.

	The HLI Notes	The HFSG Notes

Event of Default	An event of default shall include an event of default, as defined in any indenture or instrument under which HLI or any restricted subsidiary has or shall have outstanding at least $25 million of indebtedness for borrowed money and such indebtedness shall have been accelerated and shall be or become due and payable prior to the date on which the same would have otherwise become due and payable.	A default under other indentures or instruments of HFSG does not constitute an event of default under the HFSG indenture.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      The following is a discussion of certain material United States federal income tax consequences of the exchange offers and the ownership and disposition of the HFSG notes received pursuant to the exchange offers. This discussion applies only to HLI notes that are, and HFSG notes that will be, held as capital assets. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.
      This discussion does not address all aspects of United States federal income taxation that may be relevant to a U.S. Holder or non-U.S. Holder (each as defined below) in light of such holder’s particular circumstances, or to U.S. Holders subject to special rules such as (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies or tax-exempt organizations, (2) persons holding the HLI notes or the HFSG notes as part of a straddle, hedge, conversion or other integrated transaction, (3) persons who mark their securities to market for United States federal income tax purposes or whose functional currency is not the U.S. dollar, (4) United States expatriates, or (5) persons subject to alternative minimum taxes.
      If an entity that is treated as a partnership for United States federal income tax purposes holds a HFSG note or a HLI note, the United States federal income tax treatment of a partner will generally depend on the status and the activities of the partner and the partnership. Holders that are treated as partnerships for United States federal income tax purposes should consult their own advisors regarding the United States federal income tax consequences to them and their partners of participating in the exchange offers and the ownership and disposition of the HFSG notes received pursuant to the exchange offers.
      No assurance can be given that the IRS will agree with the tax consequences described herein or that, if the IRS were to take a contrary position, that position would not ultimately be sustained by the courts. Prospective investors are urged to consult their own tax advisors with respect to the United States federal income tax consequences of participating in the exchange offers and the ownership and disposition of the HFSG notes received pursuant to the exchange offers in light of their particular circumstances, as well as any tax consequences arising under state, local or foreign tax laws.
Tax Consequences to Holders Who Do Not Participate in the Exchange Offers
      The exchange offers and the amendments to the HLI indenture pursuant to the consent solicitations should not be taxable events for United States federal income tax purposes for a holder who does not exchange the HLI notes for the HFSG notes and cash in connection with the exchange offers. Holders of the HLI notes who do not participate in the exchange offers should recognize income in respect of the HLI notes at the same time and in the same manner as they would have recognized such income had the exchange offers and the amendments to the HLI indenture not occurred and should have the same basis in, and holding period for, their HLI notes immediately after the exchange as they had immediately prior to the exchange.
Tax Consequences to U.S. Holders Who Participate in the Exchange Offers
      As used in this discussion, the term “U.S. Holder” means a beneficial owner of HLI notes or HFSG notes that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Colombia, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or an electing trust that was in existence on August 19, 1996 and was treated as a domestic trust on that date.

      Taxation of the Exchange of the HLI Notes for the HFSG Notes and Cash. A U.S. Holder who tenders HLI notes in connection with the exchange offers generally will recognize gain or loss equal to the difference, if any, between (1) the sum of the issue price of the HFSG notes received plus the amount of any cash received (subject to the discussions below regarding amounts received in respect of accrued interest and the early consent payment) and (2) such U.S. Holder’s tax basis in the HLI notes exchanged. Because it is expected that the HFSG notes will be treated as publicly traded within the meaning of the applicable Treasury regulations, the issue price of the HFSG notes received in exchange for the HLI notes should equal the fair market value of the HFSG notes at the time of the exchange. Any gain or loss generally will be capital gain or loss, except for gain, if any, attributable to accrued market discount (as discussed below). The deduction of losses for United States federal income tax purposes is subject to limitations. A U.S. Holder’s holding period for the HFSG notes should begin on the date immediately following the date of the exchange.
      Treatment of Market Discount. A U.S. Holder that purchased the HLI notes being exchanged for less than their principal amount may recognize ordinary income rather than capital gain under the market discount rules. Under those rules, unless the holder has made an election to include market discount in income as it accrues, any gain recognized by such holder will be treated as ordinary income to the extent of any market discount that has accrued on the HLI notes such holder exchanges during the period such holder has owned those notes. Market discount on a note generally equals the excess, if any, of (i) the unpaid principal balance of the note at the time it is acquired by the holder, over (ii) the holder’s tax basis in the note immediately after its acquisition (subject to a de minimis exception pursuant to which market discount is considered to be zero if it is less than 0.25 percent of the unpaid principal balance of the note multiplied by the number of complete years to maturity from the date of acquisition). In general, market discount is treated as accruing over the term of the note on a straight-line basis unless the holder has elected to accrue the discount on a constant-yield basis.
      Receipt of Accrued Interest. Any cash received at the time of the exchange in respect of accrued interest on the HLI notes not previously included in income will be taxable as ordinary interest income.
      Receipt of the Early Consent Payment. There is no authority addressing directly the United States federal income tax consequences of the receipt of an early consent payment. We intend to treat the early consent payment as an additional amount paid to an exchanging holder of the HLI notes in exchange for the HLI notes. If, however, the early consent payment were not treated as additional consideration received by a U.S. Holder in the exchange, it might be considered a separate fee that could be taxable as ordinary income.
      Taxation of Interest on the HFSG Notes. Generally, stated interest on the HFSG notes will be taxable to a U.S. holder as ordinary income at the time it accrues or at the time it is received, in accordance with such U.S. Holder’s regular method of accounting for United States federal income tax purposes.
      Original Issue Discount or Amortizable Bond Premium. If the face amount of a HFSG note received in the exchange offers exceeds the issue price of such note (and if the de minimis exception discussed below does not apply), such excess will constitute original issue discount. In that event, a U.S. Holder will be required to include original issue discount in income for United States federal income tax purposes as it accrues, in accordance with a constant-yield method based on the compounding of interest, before the receipt of cash payments attributable to this income. A U.S. Holder’s federal income tax basis in the HFSG note will increase by the amount of the original issue discount includible in gross income as it accrues. The de minimis exception will apply if the excess of the face amount of the HFSG note over its issue price is less than 0.25 percent of the face amount of such note, multiplied by the number of complete years to maturity.
      If the issue price of a HFSG note received in the exchange exceeds the face amount of such note, a U.S. Holder will be considered to have purchased the HFSG note with “amortizable bond premium” equal to the amount of such excess. A U.S. Holder may elect to amortize such premium by offsetting the allocable portion against the interest otherwise required to be included in income in respect of such HFSG note during any taxable year, with the allocable portion of such premium determined under the constant-yield method over the remaining term. In such case, a U.S. Holder’s basis in such HFSG note would be reduced by the amount of bond premium offset against interest.
      Since the issue price of the HFSG notes should be determined by reference to the fair market value of such notes on the date of the exchange pursuant to the exchange offers, we cannot know before the exchange date whether the HFSG notes will have original issue discount or amortizable bond premium.
      The rules concerning discounts and premiums are complex, and U.S. Holders should consult their tax advisors to determine how, and to what extent, any discount or premium should be taken into account for United States federal income tax purposes and to determine the desirability, mechanics and consequences of making any elections in connection therewith.
      Sale, Exchange or Retirement of the HFSG notes. With certain exceptions, upon the sale, exchange, or retirement of a HFSG note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized in the transaction and the U.S. Holder’s adjusted tax basis in the HFSG note. For these purposes, the amount realized does not include any amount attributable to accrued interest, which will be taxable as such. A U.S. Holder’s adjusted tax basis in a HFSG note generally will equal the issue price of the note (computed as described above), increased by any accrued original issue discount, and decreased by any amortized bond premium, during such U.S. Holder’s holding period of the HFSG note. Subject to the market discount rules described above, gain or loss realized on the sale, exchange or retirement of a HFSG note generally will be capital gain or loss and will be long-term capital gain or loss if the HFSG note is held for more than one year.
Tax Consequences to Non-U.S. Holders that Participate in the Exchange Offers
      As used herein, a “non-U.S. Holder” is a beneficial owner of the HLI notes or the HFSG notes that is, for United States federal income tax purposes, (i) an individual who is classified as a nonresident for United States federal income tax purposes, (ii) a foreign corporation or (iii) a foreign estate or trust.
      Taxation of the Exchange of the HLI Notes for the HFSG Notes and Cash. A non-U.S. Holder generally should not be subject to United States federal income or withholding tax on gain realized on the exchange of the HLI notes for the HFSG notes and cash (subject to the discussions of the early consent payment and backup withholding below) pursuant to the exchange offers unless:

•	such non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of such exchange and either:

•	such non-U.S. Holder has a “tax home” in the United States and certain other requirements are met; or

•	the gain from the exchange is attributable to an office or other fixed place of business maintained by such non-U.S. Holder in the United States; or

•	the gain is effectively connected with the conduct of a United States trade or business of such non-U.S. Holder.
      Receipt of the Early Consent Payment. There is no authority addressing directly the United States federal income tax consequences of the receipt of an early consent payment. We intend to treat the early consent payment as an additional amount paid to an exchanging holder of the HLI notes in exchange for the HLI notes. If, however, the early consent payment were not treated as additional consideration received by a non-U.S. Holder in the exchange, it might be considered a separate fee that could be taxable as ordinary income (if it is effectively connected with a United States trade or business of the recipient) or subject to United States withholding tax at a rate of 30% (or a lower treaty rate, if applicable).
      Taxation of Interest. Payments of interest on the HFSG notes (and any original issue discount) to a non-U.S. Holder will not be subject to United States federal income or withholding tax (subject to the discussion of backup withholding below), provided that the interest or original issue discount is not effectively connected with a United States trade or business of such non-U.S. Holder and provided that:

•	such non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of HFSG’s shares;

•	such non-U.S. Holder is not a controlled foreign corporation that is related to HFSG within the meaning of the Code; and

•	the certification requirement discussed below has been fulfilled.
      Gain on Disposition of the HFSG notes. A non-U.S. Holder generally will not be subject to United States federal income or withholding tax on gain realized on the sale, exchange or disposition of the HFSG notes (subject to the discussion of backup withholding below) unless:

•	such non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of such sale, exchange or disposition and either:

•	such non-U.S. Holder has a “tax home” in the United States and other conditions are met; or

•	such gain is attributable to an office or other fixed place of business maintained by such non-U.S. Holder in the United States; or

•	the gain is effectively connected with the conduct of a United States trade or business of such non-U.S. Holder.
      Income Effectively Connected with United States Trade or Business. Except to the extent otherwise provided under an applicable tax treaty, a non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder with respect to income or gain attributable to participation in the exchange offers, and the ownership and disposition of the HFSG notes, if such income or gain is effectively connected with a United States trade or business of such non-U.S. Holder. Effectively connected income received, or gain realized, by a corporate non-U.S. Holder also may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments. This effectively connected income or gain will not be subject to withholding tax if the non-U.S. Holder delivers the appropriate form, currently an IRS Form W-8ECI, to the payor.
      Certification Requirement. Interest and original issue discount on the HFSG notes held by a non-U.S. Holder will not be exempt from withholding tax unless such non-U.S. Holder certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person or certifies on IRS Form W-8ECI, under penalties of perjury, that the interest on the notes is effectively connected with the conduct of a U.S. trade or business.
Backup Withholding and Information Reporting
      U.S. Holders. Cash received in connection with the exchange offers and interest payments made on, or the proceeds of the sale or other disposition of, the HFSG notes may be subject to information reporting and may be subject to United States federal backup withholding tax (currently at the rate of 28%) if the recipient of those payments fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable information reporting or certification requirements. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such holder’s United States federal income tax, provided that the required information is furnished to the IRS.

      Non-U.S. Holders. In general, backup withholding and information reporting will not apply to cash payments to non-U.S. Holders in connection with the exchange offers or to interest payments made on, or the proceeds of the sale or other disposition of, the HFSG notes if such non-U.S. Holder establishes, by providing a certificate or, in some cases, by providing other evidence, that the holder is not a U.S. person. Additional exemptions are available for certain payments made outside the U.S. Any amount withheld from a payment to a non-U.S. Holder under the backup withholding rules will be allowable as a credit against such holder’s United States federal income tax, provided that the required information is furnished to the IRS. Non-U.S. Holders of the HLI notes or the HFSG notes are urged to consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions, and the procedure for obtaining such exemptions, if available.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS
      The following discussion was not intended or written to be used, and cannot be used, for the purpose of avoiding United States federal tax penalties.
      The following is a summary of certain considerations associated with the purchase of the HFSG notes by employee benefit plans that are subject to the U.S. Employee Retirement Income Security Act of 1974, as amended, (ERISA Plans), or by plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, Similar Laws), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a Plan).
General Fiduciary Matters
      Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Plan or the management or disposition of the assets of such Plan, or who renders investment advice for a fee or other compensation to a Plan, is generally considered to be a fiduciary of the Plan.
      Each fiduciary of a Plan should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the HFSG notes. Accordingly, among other factors, the fiduciary should consider whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Law.
Prohibited Transaction Issues
      Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available with respect to such transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code and the prohibited transaction itself may have to be rescinded. In addition, the fiduciary of the ERISA Plan that permits such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.
      The acquisition and/ or holding of HFSG notes by an ERISA Plan with respect to which The Hartford, the dealer managers or the current holders of the HLI notes, is considered a party in interest or a disqualified person, may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/ or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor, or the DOL, has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the HFSG notes. These class exemptions include, without limitation, PTCE 84-14 (relating to transactions determined by independent qualified professional asset managers), PTCE 90-1 (relating to transactions involving insurance company pooled separate accounts), PTCE 91-38 (relating to transactions involving bank collective investment funds), PTCE 95-60 (relating to transactions involving life insurance company general accounts) and PTCE 96-23 (relating to transactions determined by in-house asset managers). Although these exemptions exist, a purchaser of any HFSG notes should be aware that there can be no assurance that all of the conditions of any such exemptions will be satisfied. Furthermore, a purchaser of the HFSG notes should be aware that even if the conditions specified in one or more of the above-referenced exemptions are met, the scope of the exemptive relief provided by the exemption might not cover all acts which might be construed as prohibited transactions.

      In addition, any insurance company proposing to use assets of its general account to purchase the HFSG notes should consider the implications of the United States Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86, 114 S. Ct. 517 (1993) as well as the regulations issued by the United States Department of Labor (DOL) in January 2000 in response to the decision. In the decision, the Court held that to the extent that insurance contacts issued to employee benefit plans provide for a return that is not guaranteed, but instead varies with the performance of the insurer’s general account, the insurer’s general account may become “plan assets” subject to ERISA and therefore subject to the fiduciary obligations of ERISA.
      Because of the preceding, the HFSG notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.
Representation
      Accordingly, by acceptance of an HFSG note, each purchaser and subsequent transferee of an HFSG note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the HFSG notes constitutes assets of any Plan or (ii) the purchase and holding of the HFSG notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.
      The preceding discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the HFSG notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the HFSG notes.
      Each purchaser and holder of the HFSG notes has exclusive responsibility for ensuring that its purchase and holding of the HFSG notes does not violate the fiduciary and prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any HFSG notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

LEGAL MATTERS
      Certain legal matters in connection with the exchange offers will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Certain legal matters will be passed upon for the dealer managers by Davis Polk & Wardwell, New York, New York.
EXPERTS
      The consolidated financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting, incorporated in this prospectus and consent solicitation statement by reference to The Hartford Financial Services Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
      With respect to the unaudited interim financial information for the periods ended March 31, 2006 and 2005 and June 30, 2006 and 2005, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      This prospectus and consent solicitation is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus and consent solicitation statement some of the information included in the registration statement. This information may be inspected and copied at, or obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of these public reference facilities. The SEC maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that are subject to the SEC’s reporting requirements.
INCORPORATION BY REFERENCE
      The Securities and Exchange Commission allows us to incorporate certain information by reference into this prospectus and consent solicitation statement, which means we can disclose important information to you by referring you to another document already filed with the SEC. The information we incorporate by reference is an important part of this prospectus and consent solicitation statement, and later information The Hartford Financial Services Group, Inc. files with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by The Hartford Financial Services Group, Inc. with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities

Exchange Act of 1934, as amended, or the Exchange Act, until the exchange offers contemplated by this registration statement are consummated. The documents incorporated by reference are:

•	our Annual Report on Form 10-K for the year ended December 31, 2005;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

•	our Current Reports on Form 8-K filed on February 17, 2006, May 5, 2006, May 9, 2006, May 11, 2006, May 15, 2006 and August 11, 2006; and

•	all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and consent solicitation statement and prior to the termination of the exchange offers.

ANNEX A
FORMULA TO DETERMINE TOTAL EXCHANGE PRICE FOR HLI NOTES OF A SERIES

Definitions

YLD	The Yield equals the sum of (x) the reference U.S. Treasury yield as calculated by the dealer managers in accordance with standard market practice, as of 2:00 p.m., New York City time, on the second business day prior to expiration, as reported on the Bloomberg screen page or any recognized quotation source selected by the dealer managers in their sole discretion if the Bloomberg screen page is not available or is manifestly erroneous, plus (y) applicable fixed spread in basis points, expressed as a decimal number.

CPN	The contractual rate of interest payable on the HLI notes of a series expressed as a decimal number.

N	The number of semi-annual interest payments on the HLI notes, based on the Maturity Date, from (but not including) the expected Settlement Date to (and including) the Maturity Date.

S	The number of days from and including the semi-annual interest payment date immediately preceding the expected Settlement Date up to, but not including, the expected Settlement Date. The number of days is computed using the 30/360 day-count method.

N Σ k = 1	Summate. The term in the brackets to the right of the summation symbol is separately calculated “N” times (substituting for “k” in that term each whole number shown between 1 and N, inclusive), and the separate calculations are then added together.

exp	Exponentiate. The term to the left of “exp” is raised to the power indicated by the term to the right of “exp.”

Total Exchange Price	The applicable price (including the early consent payment) per $1,000 principal amount of HLI notes if tendered at or prior to 5:00 p.m., New York City time, on the early consent date. In the case of HLI notes tendered after 5:00 p.m., New York City time, on the early consent date, the total exchange price will exclude the early consent payment. The total exchange price is rounded to the nearest cent.

Early Consent Payment	The early consent payment will equal $ per $1,000 principal amount of HLI notes for each series, which will be payable to HLI note holders who validly tender their notes and do not withdraw them on or prior to the early consent date but not thereafter.

Principal Amount of HFSG Notes	=	Principal Amount of HFSG notes is $1,000 per HFSG note,

Cash Payment(1)	=	Total exchange price of the HLI notes minus the equivalent issue price of the HFSG notes.

TOTAL EXCHANGE PRICE	=	$1,000 (1 + YLD/2) exp (N-S/180)	+	N Σ k = l	[	$1,000 (CPN/2) (1 + YLD/2) exp (k-S/180)	]	- $1,000(CPN/2)(S/180)

*	For an illustrative example, see “The Exchange Offers — Illustrative Examples.”

(1)	The cash payment does not include accrued interest on the HLI notes.

ANNEX B
HYPOTHETICAL PRICING EXAMPLES
      Set forth below is a hypothetical illustration of the total exchange price for each series of HLI notes based on hypothetical data. It should, therefore, be used solely for the purposes of obtaining an understanding of the calculation of the total exchange price as quoted at hypothetical rates and times and should not be used or relied upon for any other purpose.

	7.65% Debentures due 2027	7.375% Senior Notes due 2031

Maturity Date	June 15, 2027	March 1, 2031
Reference Security	% United States Treasury Note maturing	% United States Treasury Note maturing
Fixed Spread	% (basis points)	% (basis points)
Assumed Price Determination Date and Time	2.00 p.m., New York City time, on , 2006	2.00 p.m., New York City time, on , 2006
Assumed Settlement Date	, 2006	, 2006
Treasury Yield as of Assumed Price Determination Date and Time
YLD
CPN
N
S
Total Exchange Price*	$	$
Principal Amount of HFSG Notes	$1,000	$1,000
Interest Rate on HFSG Notes	%	%
Equivalent Issue Price	$	$
Cash Payment (Total Exchange Price — Equivalent Issue Price)	$	$
Accrued Interest (not included in cash payment above)	$	$

*	Includes an early consent payment of $ , assuming the HLI notes are validly tendered and not withdrawn on or prior to the early consent date. If the HLI notes are tendered after the early consent date, the total exchange price will exclude the early consent payment.

The Hartford Financial Services
Group, Inc.
Offers to Exchange Notes Issued by Hartford Life, Inc.
and
Solicitation of Consents to Amend the Related Indenture

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20.     INDEMNIFICATION OF DIRECTORS AND OFFICERS
      Section 145 of the Delaware General Corporation Law, as amended, provides in regards to indemnification of directors and officers as follows:
      145. Indemnification of Officers, Directors, Employees and Agents; Insurance.
      (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
      (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
      (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
      (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
      (e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
      (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
      (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
      (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
      (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
      Article 4 of The Hartford Financial Services Group, Inc.’s Amended and Restated By-Laws provides in regard to indemnification of directors and officers as follows:
      4.1(a)     Right to Indemnification. The Corporation, to the fullest extent permitted by applicable law as then in effect, shall indemnify any person who is or was a Director or officer of the Corporation and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that such person is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) (a “Covered Entity”), against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding. Any such former or present Director or officer of the Corporation finally determined to be entitled to indemnification as provided in this Article 4 is hereinafter called an “Indemnitee.” Until such final determination is made, such former or present Director or officer shall be a “Potential Indemnitee” for purposes of this Article 4. Notwithstanding the foregoing provisions of this Section 4.1(a), the Corporation shall not indemnify an Indemnitee with respect to any Proceeding commenced by such Indemnitee unless the commencement of such Proceeding by such Indemnitee has been approved by a majority vote of the Disinterested Directors (as defined in Section 4.5(d); provided, however, that such approval of a majority of the Disinterested Directors shall not be required with respect to any Proceeding commenced by such Indemnitee after a Change in Control (as defined in Section 4.5(d)) has occurred.
      (b) Effect of Amendments. Neither the amendment or repeal of, nor the adoption of a provision inconsistent with, any provision of this Article 4 (including, without limitation, this Section 4.1(b)) shall adversely affect the rights of any Director or officer under this Article 4 (i) with respect to any Proceeding commenced or threatened prior to such amendment, repeal or adoption of an inconsistent provision or (ii) after the occurrence of a Change in Control, with respect to any Proceeding arising out of any action or omission occurring prior to such amendment, repeal or adoption of an inconsistent provision, in either case without the written consent of such Director or officer.
      4.2     Insurance, Contracts and Funding. The Corporation may purchase and maintain insurance to protect itself and any Director, officer, employee or agent of the Corporation against any expenses, judgments, fines and amounts paid in settlement as specified in Section 4.1(a) or Section 4.6 of this Article 4 or incurred by any Director, officer, employee or agent of the Corporation in connection with any Proceeding referred to in such Sections, to the fullest extent permitted by applicable law as then in effect. The Corporation may enter into contracts with any Director, officer, employee or agent of the Corporation or any director, officer, employee, fiduciary or agent of any Covered Entity in furtherance of the provisions of this Article 4 and may create a trust fund or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article 4.
      4.3     Indemnification; Not Exclusive Right. The right of indemnification provided in this Article 4 shall not be exclusive of any other rights to which any Indemnitee or Potential Indemnitee may otherwise be entitled, and the provisions of this Article 4 shall inure to the benefit of the heirs and legal representatives of any Indemnitee or Potential Indemnitee under this Article 4 and shall be applicable to Proceedings commenced or continuing after the adoption of this Article 4, whether arising from acts or omissions occurring before or after such adoption.
      4.4     Advancement of Expenses. Each Potential Indemnitee shall be entitled to receive advance payment of any expenses actually and reasonably incurred by such Potential Indemnitee in connection with such Proceeding prior to a determination of entitlement to indemnification pursuant to Section 4.5(a). Each Potential Indemnitee shall submit a statement or statements to the Corporation requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding, reasonably evidencing the expenses incurred by such Potential Indemnitee and accompanied by an undertaking by or on behalf of such Potential Indemnitee to repay the amounts advanced if ultimately it should be determined that such Potential Indemnitee is not entitled to be indemnified against such expenses pursuant to this Article 4. A determination of the reasonableness of such expenses shall be made and such reasonable expenses shall be advanced pursuant to procedures to be established from time to time by the Board or its designee(s) (the “Advancement Procedures”). The amendment or repeal of, and the adoption of a provision inconsistent with, any provision of the Advancement Procedures shall be governed by Section 4.1(b) of this Article 4. Notwithstanding the foregoing provisions of this Section 4.4, the Corporation shall not advance expenses to a Potential Indemnitee with respect to any Proceeding commenced by such Potential Indemnitee unless the commencement of such Proceeding by such Potential Indemnitee has been approved by a majority vote of the Disinterested Directors; provided, however, that such approval of a majority of the Disinterested Directors shall not be required with respect to any Proceeding commenced by such Potential Indemnitee after a Change in Control has occurred.
      4.5     Indemnification Procedures; Presumptions and Effect of Certain Proceedings; Remedies. In furtherance, but not in limitation, of the foregoing provisions of this Article 4, the following procedures, presumptions and remedies shall apply with respect to the right to indemnification under this Article 4:

(a) Procedures for Determination of Entitlement to Indemnification.

(i) To obtain indemnification under this Article 4, Potential Indemnitee shall submit to the Secretary of the Corporation a written request, including such documentation and information as is reasonably available to the Potential Indemnitee and reasonably necessary to determine whether and to what extent the Potential Indemnitee is entitled to indemnification (the “Supporting Documentation”). The determination of the Potential Indemnitee’s entitlement to indemnification shall be made not later than 60 days after the later of (A) the receipt by the Corporation of the written request for indemnification together with the Supporting Documentation and (B) the receipt by the Corporation of written notice of final disposition of the Proceeding for which indemnification is sought. The Secretary of the Corporation shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the Indemnitee has requested indemnification.

(ii) The Potential Indemnitee’s entitlement to indemnification under this Article 4 shall be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors whether or not they constitute a quorum of the Board; (B) by a committee of the Disinterested Directors designated by a majority vote of the Disinterested Directors, whether or not they constitute a quorum of the Board; (C) by a written opinion of Independent Counsel as defined in Section 4.5(d)) if (x) a Change in Control shall have occurred and the Potential Indemnitee so requests or (y) there are no Disinterested Directors or a majority of such Disinterested Directors so directs; (D) by the stockholders of the Corporation; or (E) as provided in Section 4.5(b) of this Article 4.

(iii) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 4.5(a)(ii), a majority of the Disinterested Directors (or, if there are no Disinterested Directors, the General Counsel of the Corporation or, if the General Counsel is or was a party to the Proceeding in respect of which indemnification is sought, the highest ranking officer of the Corporation who is not and was not a party to such Proceeding) shall select the Independent Counsel, but only an Independent Counsel to which the Potential Indemnitee does not reasonably object; provided, however, that if a Change in Control shall have occurred, the Potential Indemnitee shall select such Independent Counsel, but only an Independent Counsel to which a majority of the Disinterested Directors does not reasonably object.

(b) Presumptions and Effect of Certain Proceedings. Except as otherwise expressly provided in this Article 4, if a Change in Control shall have occurred, the Potential Indemnitee shall be presumed to be entitled to indemnification under this Article 4 (with respect to actions or failures to act occurring prior to such Change in Control) upon submission of a request for indemnification together with the Supporting Documentation in accordance with Section 4.5(a)(i)(A) of this Article 4, and thereafter the Corporation shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Section 4.5(a) of this Article 4 to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 60 days after the later of (x) receipt by the Corporation of the written request for indemnification together with the Supporting Documentation and (y) the receipt by the

Corporation of written notice of final disposition of the Proceeding for which indemnification is sought, the Potential Indemnitee shall be deemed to be, and shall be, entitled to indemnification. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Potential Indemnitee to indemnification or create a presumption that the Potential Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that the Potential Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

(c) Remedies.

(i) In the event that a determination is made pursuant to Section 4.5(a) of this Article 4 that the Potential Indemnitee is not entitled to indemnification under this Article 4, (A) the Potential Indemnitee shall be entitled to seek an adjudication of his or her entitlement to such indemnification either, at the Potential Indemnitee’s sole option, in (x) an appropriate court of the state of Delaware or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (B) any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (C) if a Change in Control shall have occurred, in any such judicial proceeding or arbitration, the Corporation shall have the burden of proving that the Potential Indemnitee is not entitled to indemnification under this Article 4 (with respect to actions or omissions occurring prior to such Change in Control).

(ii) If a determination shall have been made or deemed to have been made, pursuant to Section 4.5(a) or (b) of this Article 4, that the Potential Indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within five days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. In the event that payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 4.5(a) or (b) of this Article 4, the Indemnitee shall be entitled to seek judicial enforcement of the Corporation’s obligation to pay to the Indemnitee such indemnification. Notwithstanding the foregoing, the Corporation may bring an action, in an appropriate court in the state of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in Subclause (A) or (B) of this subsection (each, a “Disqualifying Event”); provided, however, that in any such action the Corporation shall have the burden of proving the occurrence of such Disqualifying Event.

(iii) The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 4.5(c) that the procedures and presumptions of this Article 4 are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Article 4.

(iv) In the event that the Indemnitee or Potential Indemnitee, pursuant to this Section 4.5(c), seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Article 4, such person shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any expenses actually and reasonably incurred by such person in connection with such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that such person is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by such person in connection with such judicial adjudication or arbitration shall be prorated accordingly.

(d) Definitions. For purposes of this Article 4:

(i) “Change in Control” means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A (or any amendment or successor provision thereto) promulgated under the Securities Exchange Act of 1934, as amended (the “Act”), whether or not the Corporation is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Corporation representing 20% or more of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in an election of Directors without the prior approval of at least two-thirds of the members of the Board in office immediately prior to such acquisition; (B) the Corporation is a party to any merger or consolidation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation’s common stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (C) there is a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Corporation, or liquidation or dissolution of the Corporation; (D) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (E) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (including for this purpose any new Director whose election or nomination for election by the stockholders was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

(ii) “Disinterested Director” means a Director who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee or Potential Indemnitee.

(iii) “Independent Counsel” means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent: (a) the Corporation or the Indemnitee in any matter material to either such party or (b) any other party to the Proceeding giving rise to a claim for indemnification under this Article 4. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under applicable standards of professional conduct then prevailing under the law of the State of Delaware, would have a conflict of interest in representing either the Corporation or the Indemnitee or Potential Indemnitees in an action to determine the Indemnitee’s or Potential Indemnitee’s rights under this Article 4.
      4.6     Indemnification of Employees and Agents. Notwithstanding any other provision of this Article 4, the Corporation, to the fullest extent permitted by applicable law as then in effect, may indemnify any person other than a Director or officer of the Corporation who is or was an employee or agent of the Corporation and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed Proceeding by reasons of the fact that such person is or was an employee or agent of the Corporation or was or is serving, at the request of the Corporation, as a director, officer, employee, or agent of a Covered Entity against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding. The Corporation may also advance expenses incurred by such employee, fiduciary or agent in connection with any such Proceeding, consistent with the provisions of applicable law as then in effect. If made or advanced, such indemnification shall be made and such reasonable expenses shall be advanced pursuant to procedures to be established from time to time by the Board or its designee(s).
      4.7     Severability. If any of this Article 4 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article 4 (including, without limitation, all portions of any Section of this Article 4 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article 4 (including, without limitation, all portions of any Section of this Article 4 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
      Section 102(b)(7) of the Delaware General Corporation Law, as amended, provides in regard to the limitation of liability of directors and officers as follows:

(b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

(7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of this Title, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with sec. 141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.
      As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article SIXTH of The Hartford Financial Services Group, Inc.’s Amended and Restated Certificate of Incorporation provides in regard to the limitation of liability of directors and officers as follows:
      To the fullest extent permitted by applicable law as then in effect, no director or officer shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, (d) for any transaction from which the director derived an improper personal benefit or (e) for any act or omission occurring prior to the effective date of this ARTICLE SIXTH. Any repeal or modification of this ARTICLE SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
      We have policies in force and effect that insure our directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by such directors and officers in the discharge of their duties, individually or collectively, or as a result of any matter claimed against them solely by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
      The following exhibits are included as exhibits to this Registration Statement.

Exhibit No.	Description

3.01	Corrected Amended and Restated Certificate of Incorporation of The Hartford Financial Services Group, Inc. (“The Hartford”), effective May 21, 1998, as amended by Amendment No. 1, effective May 1, 2002 (incorporated herein by reference to Exhibit 3.01 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2004).
3.02	Amended and Restated By-Laws of The Hartford, amended effective May 19, 2005 (incorporated herein by reference to Exhibit 3.1 to The Hartford’s Report on Form 8-K, filed May 24, 2005).
4.01	Corrected Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of The Hartford (incorporated herein by reference as indicated in Exhibits 3.01 and 3.02 hereto, respectively).
4.02	Senior Indenture, dated as of October 20, 1995, between The Hartford and The Chase Manhattan Bank (National Association) as Trustee (incorporated herein by reference to Exhibit 4.03 to the Registration Statement on Form S-3 (Registration No. 333-103915) of The Hartford, Hartford Capital IV, Hartford Capital V and Hartford Capital VI).
4.03	Junior Subordinated Indenture, dated as of October 20, 1996, between The Hartford and Wilmington Trust Company, as Trustee (incorporated herein by reference to Exhibit 4.05 to the Registration Statement on Form S-3 (Registration No. 333-103915) of The Hartford, Hartford Capital IV, Hartford Capital V and Hartford Capital VI).
4.04	Supplemental Indenture, dated as of October 26, 2001, between The Hartford and Wilmington Trust Company, as Trustee, to the Junior Subordinated Indenture filed as Exhibit 4.03 hereto between The Hartford and Wilmington Trust Company, as Trustee (incorporated herein by reference to Exhibit 4.27 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2001).
4.05	Amended and Restated Trust Agreement, dated as of October 26, 2001, of Hartford Capital III, relating to the 7.45% Trust Originated Preferred Securities, Series C (the “Series C Preferred Securities”) (incorporated herein by reference to Exhibit 4.28 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2001).
4.06	Agreement as to Expenses and Liabilities, dated as of October 26, 2001, between The Hartford and Hartford Capital III (incorporated herein by reference to Exhibit 4.29 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2001).
4.07	Preferred Security Certificate for Hartford Capital III (incorporated herein by reference to Exhibit 4.30 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2001).
4.08	Guarantee Agreement, dated as of October 26, 2001, between The Hartford and Wilmington Trust Company, relating to The Hartford’s guarantee of the Series C Preferred Securities (incorporated herein by reference to Exhibit 4.31 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2001).
4.09	Supplemental Indenture No. 1, dated as of December 27, 2000, to the Senior Indenture filed as Exhibit 4.02 hereto, between The Hartford and The Chase Manhattan Bank, as Trustee (incorporated herein by reference to Exhibit 4.09 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2005).
4.10	Supplemental Indenture No. 2, dated as of September 13, 2002, to the Senior Indenture filed as Exhibit 4.02 hereto, between The Hartford and JPMorgan Chase Bank, as Trustee (incorporated herein by reference to Exhibit 4.1 to The Hartford’s Report on Form 8-K, filed September 17, 2002).
4.11	Form of Global Security (included in Exhibit 4.10).
4.12	Purchase Contract Agreement, dated as of September 13, 2002, between The Hartford and JPMorgan Chase Bank, as Purchase Contract Agent (incorporated herein by reference to Exhibit 4.2 to The Hartford’s Report on Form 8-K, filed September 17, 2002).
4.13	Form of Corporate Unit Certificate (included in Exhibit 4.12).

Exhibit No.		Description

4.14		Pledge Agreement, dated as of September 13, 2002, among The Hartford and JPMorgan Chase Bank, as Collateral Agent, Custodial Agent, Securities Intermediary and JPMorgan Chase Bank as Purchase Contract Agent (incorporated herein by reference to Exhibit 4.3 to The Hartford’s Report on Form 8-K, filed September 17, 2002).
4.15		Supplemental Indenture No. 3, dated as of May 23, 2003, to the Senior Indenture filed as Exhibit 4.02 hereto, between The Hartford and JPMorgan Chase Bank, as Trustee (incorporated herein by reference to Exhibit 4.1 of The Hartford’s Report on Form 8-K, filed May 30, 2003).
4.16		Senior Indenture, dated as of March 9, 2004, between The Hartford and JPMorgan Chase Bank, as Trustee (incorporated herein by reference to Exhibit 4.1 to The Hartford’s Report on Form 8-K, filed March 12, 2004).
*5	.01	Opinion of Debevoise & Plimpton LLP.
10.01		Employment Agreement, dated as of July 1, 1997, and amended as of February 6, 2004, between The Hartford and Ramani Ayer (incorporated herein by reference to Exhibit 10.01 to The Hartford’s Form 10-Q for the quarterly period ended March 31, 2004).
10.02		Employment Agreement, dated as of July 1, 1997, and amended as of February 17, 2004, between The Hartford and David K. Zwiener (incorporated herein by reference to Exhibit 10.02 to The Hartford’s Form 10-Q for the quarterly period ended March 31, 2004).
10.03		Employment Agreement, dated as of July 1, 2000, and amended as of January 29, 2004, between The Hartford and Thomas M. Marra (incorporated herein by reference to Exhibit 10.03 to The Hartford’s Form 10-Q for the quarterly period ended March 31, 2004).
10.04		Employment Agreement, dated as of March 20, 2001, and amended as of February 18, 2004, between The Hartford and Neal S. Wolin (incorporated herein by reference to Exhibit 10.04 to The Hartford’s Form 10-Q for the quarterly period ended March 31, 2004).
10.05		Employment Agreement, dated as of April 26, 2001, and amended as of February 10, 2004, between The Hartford and David M. Johnson (incorporated herein by reference to Exhibit 10.05 to The Hartford’s Form 10-Q for the quarterly period ended March 31, 2004).
10.06		Employment Agreement, dated as of November 5, 2001, and amended as of February 25, 2004, between The Hartford and David M. Znamierowski (incorporated herein by reference to Exhibit 10.06 to The Hartford’s Form 10-Q for the quarterly period ended March 31, 2004).
10.07		Form of Key Executive Employment Protection Agreement between The Hartford and certain executive officers of The Hartford (incorporated herein by reference to Exhibit 10.07 to The Hartford’s Form 10-Q for the quarterly period ended March 31, 2004).
10.08		The Hartford Restricted Stock Plan for Non-Employee Directors (incorporated herein by reference to Exhibit 10.05 to The Hartford’s Form 10-Q for the quarterly period ended September 30, 2004).
10.09		The Hartford 1995 Incentive Stock Plan, as amended (incorporated herein by reference to Exhibit 10.09 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2005).
10.10		The Hartford Incentive Stock Plan, as amended (incorporated herein by reference to Exhibit 10.10 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2005).
10.11		The Hartford 2005 Incentive Stock Plan, as amended (incorporated herein by reference to Exhibit 10.11 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2005).
10.12		The Hartford Deferred Restricted Stock Unit Plan, as amended (incorporated herein by reference to Exhibit 10.12 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2005).
10.13		The Hartford Deferred Compensation Plan, as amended (incorporated herein by reference to Exhibit 10.03 to The Hartford’s Form 10-Q for the quarterly period ended September 30, 2004).
10.14		The Hartford Senior Executive Severance Pay Plan, as amended (incorporated herein by reference to Exhibit 10.08 to The Hartford’s Form 10-Q for the quarterly period ended March 31, 2004).
10.15		The Hartford Executive Severance Pay Plan I, as amended (incorporated herein by reference to Exhibit 10.18 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2002).

Exhibit No.		Description

10.16		The Hartford Planco Non-Employee Option Plan, as amended (incorporated herein by reference to Exhibit 10.19 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2002).
10.17		The Hartford Employee Stock Purchase Plan, as amended (incorporated herein by reference to Exhibit 10.17 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2005).
10.18		The Hartford Investment and Savings Plan, as amended (incorporated herein by reference to Exhibit 10.18 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2005).
10.19		The Hartford 2005 Incentive Stock Plan Forms of Individual Award Agreements (incorporated herein by reference to Exhibit 10.2 to The Hartford’s Report on Form 8-K, filed May 24, 2005).
10.20		Summary of Annual Executive Bonus Program (incorporated herein by reference to Exhibit 10.3 to The Hartford’s Report on Form 8-K, filed May 24, 2005).
10.21		Summary of Certain 2005-2006 Compensation for Named Executive Officers (incorporated herein by reference to Exhibit 10.1 to The Hartford’s Report on Form 8-K, filed February 17, 2006).
10.22		Summary of 2005-2006 Compensation for Non-Employee Directors (incorporated herein by reference to Exhibit 10.4 to The Hartford’s Report on Form 8-K, filed May 24, 2005).
10.23		Summary of 2006-2007 Compensation for Non-Employee Directors (incorporated herein by reference to Exhibit 10.2 to The Hartford’s Report on Form 8-K, filed February 17, 2006).
10.24		Five-Year Competitive Advance and Revolving Credit Facility Agreement among The Hartford, Hartford Life, Inc., the Lenders named therein, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A. and Citibank, N.A. as Syndication Agents, and Wachovia Bank, National Association, as Documentation Agent (incorporated herein by reference to Exhibit 10.1 to The Hartford’s Report on Form 8-K, filed September 13, 2005).
10.25		Form of Agreement among the Attorney General of the State of Connecticut and the Attorney General of the State of New York, and The Hartford Financial Services Group, Inc. and its subsidiaries and affiliates, dated May 10, 2006 (incorporated herein by reference to Exhibit 10.1 to The Hartford’s Report on Form 8-K, filed May 11, 2006).
10.26		Remarketing Agreement, dated May 9, 2006, by and among The Hartford Financial Services Group, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and J.P. Morgan Securities Inc., and JPMorgan Chase Bank, N.A. (incorporated herein by reference to Exhibit 10.1 to The Hartford’s Report on Form 8-K filed May 15, 2006).
10.27		Initial Remarketing Agreement, dated August 10, 2006, by and among The Hartford Financial Services Group, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, and JPMorgan Chase Bank, N.A. (incorporated herein by reference to Exhibit 10.1 to The Hartford’s Report on Form 8-K filed August 11, 2006).
12.01		Statement Re: Computation of Ratio of Earnings to Fixed Charges.
15.01		Deloitte & Touche LLP Letter of Awareness.
21.01		Subsidiaries of The Hartford Financial Services Group, Inc. (incorporated herein by reference to Exhibit 21.01 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2005).
23.01		Consent of Deloitte & Touche LLP.
**24	.01	Power of Attorney.
**25	.01	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Citibank, N.A.
99.01		Letter of Transmittal and Consent.
99.02		Letter of Clients.
99.03		Letter of Brokers, Dealers, Commercial Bank, Trust Companies and Other Nominees.

*	To be filed by amendment.

**	Previously filed.

ITEM 22.	UNDERTAKINGS
      (a)Filings Incorporating Subsequent Exchange Act Documents by Reference
      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (b)Additional Undertakings
      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, The Hartford Financial Services Group, Inc. has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 (333-135608) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on August 25, 2006.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

By:	/s/ David M. Johnson

Name: David M. Johnson

Title:	Executive Vice President and Chief Financial Officer
     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed on August 25, 2006 by the following persons in the capacities indicated.

Signature		Title

* Ramani Ayer		Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

* Thomas M. Marra		Executive Vice President and Director

* David K. Zwiener		Executive Vice President and Director

/s/ David M. Johnson David M. Johnson		Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Robert J. Price		Senior Vice President and Controller (Principal Accounting Officer)

* Ramon de Oliveira		Director

* Edward J. Kelly, III		Director

* Paul G. Kirk, Jr.		Director

* Gail J. McGovern		Director

* Michael G. Morris		Director

* Robert W. Selander		Director

* Charles B. Strauss		Director

* H. Patrick Swygert		Director

*By:	/s/ David M. Johnson David M. Johnson As Attorney-in-Fact

EXHIBIT LIST

Exhibit No.	Description

3.01	Corrected Amended and Restated Certificate of Incorporation of The Hartford Financial Services Group, Inc. (“The Hartford”), effective May 21, 1998, as amended by Amendment No. 1, effective May 1, 2002 (incorporated herein by reference to Exhibit 3.01 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2004).
3.02	Amended and Restated By-Laws of The Hartford, amended effective May 19, 2005 (incorporated herein by reference to Exhibit 3.1 to The Hartford’s Report on Form 8-K, filed May 24, 2005).
4.01	Corrected Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of The Hartford (incorporated herein by reference as indicated in Exhibits 3.01 and 3.02 hereto, respectively).
4.02	Senior Indenture, dated as of October 20, 1995, between The Hartford and The Chase Manhattan Bank (National Association) as Trustee (incorporated herein by reference to Exhibit 4.03 to the Registration Statement on Form S-3 (Registration No. 333-103915) of The Hartford, Hartford Capital IV, Hartford Capital V and Hartford Capital VI).
4.03	Junior Subordinated Indenture, dated as of October 20, 1996, between The Hartford and Wilmington Trust Company, as Trustee (incorporated herein by reference to Exhibit 4.05 to the Registration Statement on Form S-3 (Registration No. 333-103915) of The Hartford, Hartford Capital IV, Hartford Capital V and Hartford Capital VI).
4.04	Supplemental Indenture, dated as of October 26, 2001, between The Hartford and Wilmington Trust Company, as Trustee, to the Junior Subordinated Indenture filed as Exhibit 4.03 hereto between The Hartford and Wilmington Trust Company, as Trustee (incorporated herein by reference to Exhibit 4.27 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2001).
4.05	Amended and Restated Trust Agreement, dated as of October 26, 2001, of Hartford Capital III, relating to the 7.45% Trust Originated Preferred Securities, Series C (the “Series C Preferred Securities”) (incorporated herein by reference to Exhibit 4.28 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2001).
4.06	Agreement as to Expenses and Liabilities, dated as of October 26, 2001, between The Hartford and Hartford Capital III (incorporated herein by reference to Exhibit 4.29 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2001).
4.07	Preferred Security Certificate for Hartford Capital III (incorporated herein by reference to Exhibit 4.30 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2001).
4.08	Guarantee Agreement, dated as of October 26, 2001, between The Hartford and Wilmington Trust Company, relating to The Hartford’s guarantee of the Series C Preferred Securities (incorporated herein by reference to Exhibit 4.31 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2001).
4.09	Supplemental Indenture No. 1, dated as of December 27, 2000, to the Senior Indenture filed as Exhibit 4.02 hereto, between The Hartford and The Chase Manhattan Bank, as Trustee (incorporated herein by reference to Exhibit 4.09 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2005).
4.10	Supplemental Indenture No. 2, dated as of September 13, 2002, to the Senior Indenture filed as Exhibit 4.02 hereto, between The Hartford and JPMorgan Chase Bank, as Trustee (incorporated herein by reference to Exhibit 4.1 to The Hartford’s Report on Form 8-K, filed September 17, 2002).
4.11	Form of Global Security (included in Exhibit 4.10).
4.12	Purchase Contract Agreement, dated as of September 13, 2002, between The Hartford and JPMorgan Chase Bank, as Purchase Contract Agent (incorporated herein by reference to Exhibit 4.2 to The Hartford’s Report on Form 8-K, filed September 17, 2002).
4.13	Form of Corporate Unit Certificate (included in Exhibit 4.12).
4.14	Pledge Agreement, dated as of September 13, 2002, among The Hartford and JPMorgan Chase Bank, as Collateral Agent, Custodial Agent, Securities Intermediary and JPMorgan Chase Bank as Purchase Contract Agent (incorporated herein by reference to Exhibit 4.3 to The Hartford’s Report on Form 8-K, filed September 17, 2002).

Exhibit No.		Description

4.15		Supplemental Indenture No. 3, dated as of May 23, 2003, to the Senior Indenture filed as Exhibit 4.02 hereto, between The Hartford and JPMorgan Chase Bank, as Trustee (incorporated herein by reference to Exhibit 4.1 of The Hartford’s Report on Form 8-K, filed May 30, 2003).
4.16		Senior Indenture, dated as of March 9, 2004, between The Hartford and JPMorgan Chase Bank, as Trustee (incorporated herein by reference to Exhibit 4.1 to The Hartford’s Report on Form 8-K, filed March 12, 2004).
*5	.01	Opinion of Debevoise & Plimpton LLP.
10.01		Employment Agreement, dated as of July 1, 1997, and amended as of February 6, 2004, between The Hartford and Ramani Ayer (incorporated herein by reference to Exhibit 10.01 to The Hartford’s Form 10-Q for the quarterly period ended March 31, 2004).
10.02		Employment Agreement, dated as of July 1, 1997, and amended as of February 17, 2004, between The Hartford and David K. Zwiener (incorporated herein by reference to Exhibit 10.02 to The Hartford’s Form 10-Q for the quarterly period ended March 31, 2004).
10.03		Employment Agreement, dated as of July 1, 2000, and amended as of January 29, 2004, between The Hartford and Thomas M. Marra (incorporated herein by reference to Exhibit 10.03 to The Hartford’s Form 10-Q for the quarterly period ended March 31, 2004).
10.04		Employment Agreement, dated as of March 20, 2001, and amended as of February 18, 2004, between The Hartford and Neal S. Wolin (incorporated herein by reference to Exhibit 10.04 to The Hartford’s Form 10-Q for the quarterly period ended March 31, 2004).
10.05		Employment Agreement, dated as of April 26, 2001, and amended as of February 10, 2004, between The Hartford and David M. Johnson (incorporated herein by reference to Exhibit 10.05 to The Hartford’s Form 10-Q for the quarterly period ended March 31, 2004).
10.06		Employment Agreement, dated as of November 5, 2001, and amended as of February 25, 2004, between The Hartford and David M. Znamierowski (incorporated herein by reference to Exhibit 10.06 to The Hartford’s Form 10-Q for the quarterly period ended March 31, 2004).
10.07		Form of Key Executive Employment Protection Agreement between The Hartford and certain executive officers of The Hartford (incorporated herein by reference to Exhibit 10.07 to The Hartford’s Form 10-Q for the quarterly period ended March 31, 2004).
10.08		The Hartford Restricted Stock Plan for Non-Employee Directors (incorporated herein by reference to Exhibit 10.05 to The Hartford’s Form 10-Q for the quarterly period ended September 30, 2004).
10.09		The Hartford 1995 Incentive Stock Plan, as amended (incorporated herein by reference to Exhibit 10.09 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2005).
10.10		The Hartford Incentive Stock Plan, as amended (incorporated herein by reference to Exhibit 10.10 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2005).
10.11		The Hartford 2005 Incentive Stock Plan, as amended (incorporated herein by reference to Exhibit 10.11 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2005).
10.12		The Hartford Deferred Restricted Stock Unit Plan, as amended (incorporated herein by reference to Exhibit 10.12 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2005).
10.13		The Hartford Deferred Compensation Plan, as amended (incorporated herein by reference to Exhibit 10.03 to The Hartford’s Form 10-Q for the quarterly period ended September 30, 2004).
10.14		The Hartford Senior Executive Severance Pay Plan, as amended (incorporated herein by reference to Exhibit 10.08 to The Hartford’s Form 10-Q for the quarterly period ended March 31, 2004).
10.15		The Hartford Executive Severance Pay Plan I, as amended (incorporated herein by reference to Exhibit 10.18 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2002).
10.16		The Hartford Planco Non-Employee Option Plan, as amended (incorporated herein by reference to Exhibit 10.19 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2002).
10.17		The Hartford Employee Stock Purchase Plan, as amended (incorporated herein by reference to Exhibit 10.17 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2005).
10.18		The Hartford Investment and Savings Plan, as amended (incorporated herein by reference to Exhibit 10.18 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2005).
10.19		The Hartford 2005 Incentive Stock Plan Forms of Individual Award Agreements (incorporated herein by reference to Exhibit 10.2 to The Hartford’s Report on Form 8-K, filed May 24, 2005).

Exhibit No.		Description

10.20		Summary of Annual Executive Bonus Program (incorporated herein by reference to Exhibit 10.3 to The Hartford’s Report on Form 8-K, filed May 24, 2005).
10.21		Summary of Certain 2005-2006 Compensation for Named Executive Officers (incorporated herein by reference to Exhibit 10.1 to The Hartford’s Report on Form 8-K, filed February 17, 2006).
10.22		Summary of 2005-2006 Compensation for Non-Employee Directors (incorporated herein by reference to Exhibit 10.4 to The Hartford’s Report on Form 8-K, filed May 24, 2005).
10.23		Summary of 2006-2007 Compensation for Non-Employee Directors (incorporated herein by reference to Exhibit 10.2 to The Hartford’s Report on Form 8-K, filed February 17, 2006).
10.24		Five-Year Competitive Advance and Revolving Credit Facility Agreement among The Hartford, Hartford Life, Inc., the Lenders named therein, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A. and Citibank, N.A. as Syndication Agents, and Wachovia Bank, National Association, as Documentation Agent (incorporated herein by reference to Exhibit 10.1 to The Hartford’s Report on Form 8-K, filed September 13, 2005).
10.25		Form of Agreement among the Attorney General of the State of Connecticut and the Attorney General of the State of New York, and The Hartford Financial Services Group, Inc. and its subsidiaries and affiliates, dated May 10, 2006 (incorporated herein by reference to Exhibit 10.1 to The Hartford’s Report on Form 8-K, filed May 11, 2006).
10.26		Remarketing Agreement, dated May 9, 2006, by and among The Hartford Financial Services Group, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and J.P. Morgan Securities Inc., and JPMorgan Chase Bank, N.A. (incorporated herein by reference to Exhibit 10.1 to The Hartford’s Report on Form 8-K filed May 15, 2006).
10.27		Initial Remarketing Agreement, dated August 10, 2006, by and among The Hartford Financial Services Group, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, and JPMorgan Chase Bank, N.A. (incorporated herein by reference to Exhibit 10.1 to The Hartford’s Report on Form 8-K filed August 11, 2006).
12.01		Statement Re: Computation of Ratio of Earnings to Fixed Charges.
15.01		Deloitte & Touche LLP Letter of Awareness.
21.01		Subsidiaries of The Hartford Financial Services Group, Inc. (incorporated herein by reference to Exhibit 21.01 to The Hartford’s Form 10-K for the fiscal year ended December 31, 2005).
23.01		Consent of Deloitte & Touche LLP.
**24	.01	Power of Attorney.
**25	.01	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Citibank, N.A.
99.01		Letter of Transmittal and Consent.
99.02		Letter of Clients.
99.03		Letter of Brokers, Dealers, Commercial Bank, Trust Companies and Other Nominees.

*	To be filed by amendment.

**	Previously filed.